EXHIBIT C

================================================================================



COMPLETE APPRAISAL
OF REAL PROPERTY

THE WALDEN POND APARTMENTS
12850 Whittington
Houston, Harris County, Texas 77077



================================================================================

IN A SELF-CONTAINED REPORT

As of July 20, 2001



Westbridge Partners, LTD
c/o The Berkshire Group
One Beacon Street, Suite 1550
Boston, MA 02108



Prepared by:


CUSHMAN & WAKEFIELD OF TEXAS, INC.
Valuation Advisory Services
2929 Allen Parkway, Suite 2100
Houston, Texas 77019


C&W ID NO. 01-9166

                                                  [GRAPHIC OMITTED]
                                                  [LOGO-CUSHMAN & WAKEFIELD]
                                                  Cushman & Wakefield of
                                                  Texas, Inc.
                                                  Licensed Real Estate Brokers
                                                  2929 Allen Parkway, Suite 2100
                                                  Houston, Texas  77019
                                                  (713) 961-3700 Tel
                                                  (713) 961-4226 Fax



July 20, 2001



Mr. David Quade
Westbridge Partners, LTD
C/o The Berkshire Group
One Beacon Street, Suite 1550
Boston, MA 02108


Re:      Complete Appraisal of Real Property
         The Walden Pond Apartments
         12850 Whittington
         Houston, Harris County, Texas 77077


Dear Mr. Quade:

In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Texas, Inc. is pleased to transmit our self-contained appraisal report estimating the market value of the leased fee estate in the Walden Pond Apartments subject to the existing short-term leases without regard to existing financing.

The value opinions reported herein are qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report. We particularly call your attention to the following special assumptions:

o Based on information provided by property ownership, there is a fault hazard band traversing the subject. The current improved property uses this area for surface parking and landscaped area. We assume that this fault condition has no adverse effect on the subject, as improved. We are not qualified to render an opinion relative to this condition and strongly suggest that an expert be engaged.

This report was prepared for Westbridge Partners, Ltd. and is intended for their specified use in connection with a solicitation of the unit holders of the client's parent, Krupp Realty Limited Partnership IV. It may not be distributed to or relied upon by any other person or entity without the written permission of Cushman & Wakefield, Inc.

This report was prepared in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP) as set forth by the Appraisal Foundation and in accordance with the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute and the Interagency Appraisal and Evaluation Guidelines as regulated by Title XI of FIRREA.

MR. DAVID QUADE
WESTBRIDGE PARTNERS, LTD
JULY 20, 2001
PAGE 2


The property was inspected by and the report prepared by. Scott Rando, MAI and Operating Manager of Cushman and Wakefield of Texas, Incorporated with assistance from Heidi Luo.

Based on our complete appraisal, as defined by the UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE, we have formed an opinion that the as-is market value of the fee simple estate in the referenced real property, subject to the assumptions, limiting conditions, certifications, and definitions, as of July 20, 2001, was as follows:

                  TWELVE MILLION FOUR HUNDRED THOUSAND DOLLARS

                                   $12,400,000

Based upon the available data, i.e., the transactions that have occurred in the marketplace, coupled with our discussions with knowledgeable participants in the Greater Houston area apartment market, a marketing period of not more than twelve (12) months is believed to be reasonable in today's market for multi-family properties such as the subject.

This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and Addenda.


Respectfully submitted,

CUSHMAN & WAKEFIELD OF TEXAS, INC.

/s/ Scott Rando
----------------------------------

Scott Rando, MAI
Operating Manager
 State Certified General Appraiser
License No.


01-9166

                                        SUMMARY OF SALIENT FACTS AND CONCLUSIONS
================================================================================

Property Name:                      The Walden Pond Apartments

Location:                           The subject is located along the north line
                                    of Whittington Drive between Dairy Ashford and Eldridge. The street address is 12850
                                    Whittington, Houston, Texas 77077.

General Overview:                   This is a pitched roof 416-unit garden style
                                    apartment complex that was built in 1982.
                                    The subject includes 308 one bedroom units and 108 two bedroom units. Occupancy at inspection was 95 percent.

Assessor's Parcel Number:           115-085-000-0004; 115-085-000-0005;

                                    115-085-000-0006

Preliminary 2001 Real
  Estate Assessment:                $10,909,900

Projected 2001 Real Estate Taxes:   $316,862

Interest Appraised:                 Leased Fee Estate, subject to existing short
                                    term leases.

Date of Value:                      July 20, 2001 (As-is)

Date of Inspection:                 July 20, 2001

Ownership:                          Westbridge Partners, Ltd. (Berkshire Realty
                                    Company, Inc., a publicly traded real estate investment trust.)

Land Area:                          12 acres or 357,745 square feet

Zoning:                             None

Highest and Best Use

   If Vacant:                       Future development of a multi-family complex
                                    consisting of a garden style apartment
                                    project typical of the surrounding
                                    development.

   As Improved:                     Continued use as a 416 unit garden apartment
                                    complex.

Improvements

   Type: A 416 unit two and three story garden apartment complex totaling 296,712 net rentable square feet.

   Year Built:                      1982

   Type of Construction:            Construction includes stucco and wood veneer
                                    and pitched roofs.

   Net Rentable Area:               296,712 square feet

Deferred Maintenance:               None

                                        SUMMARY OF SALIENT FACTS AND CONCLUSIONS
================================================================================

=============================================================================================================
UNIT            TYPE                    TOTAL #         SF      TOT SF        VACANT    OCCUPIED      % OCC.
-------------------------------------------------------------------------------------------------------------
BLU1            1BR/1BA                  48             687      32,976         1          47           98%
BLU2            1BR/1BA                  48             687      32,976         1          47           98%
BLU3F           1BR/1BA FP               48             687      32,976         1          47           98%
BMF2            1BR/1BA FP               14             661       9,254         2          12           86%
BMI1            1BR/1BA                  30             661      19,830         1          29           97%
BMI2            1BR/1BA                  16             661      10,576         1          15           94%
BMXFG3          1BR/1BA W/SUNROOM        16             700      11,200         0          16          100%
BS1             1BR/1BA                  32             539      17,248         1          31           97%
BS2             1BR/1BA                  16             539       8,624         3          13           81%
BS2D            1BR/1BA W/WINDOW         16             539       8,624         0          16          100%
BS3             1BR/1BA                  16             539       8,624         0          16          100%
BTFUX           TH 1BR/1BA                8             818       6,544         1           7           88%
DU1             2BR/1BA                  19             853      16,207         2          17           89%
DU1W            2BR/1BA                   1             853      17,060         0           1          100%
DU2             2BR/1BA                  20             853      17,060         1          19           95%
DU3F            2BR/1BA W/FP             20             853      17,060         0          20          100%
FU1             2BR/2BA                  24             960      23,040         2          22           92%
FU2             2BR/2BA                  24             960      23,040         2          22           92%
-------------------------------------------------------------------------------------------------------------
TOTAL                                   416                     296,712        19         397           95%
=============================================================================================================



CURRENT QUOTED RENTAL RATES:

================================================================================
                        NUMBER          UNIT     QUOTED         QUOTED
        UNIT TYPE         OF            SIZE     MONTHLY        MONTHLY
                        UNITS           (SF)    RENT/UNIT       RENT/SF
================================================================================
1BR/1BA                  48             687     $565            $0.822
1BR/1BA                  48             687     $565            $0.822
1BR/1BA FP               48             687     $555            $0.808
1BR/1BA FP               14             661     $545            $0.825
1BR/1BA                  30             661     $525            $0.794
1BR/1BA                  16             661     $525            $0.794
1BR/1BA W/SUNROOM        16             700     $555            $0.793
1BR/1BA                  32             539     $485            $0.900
1BR/1BA                  16             539     $485            $0.900
1BR/1BA W/WINDOW         16             539     $495            $0.918
1BR/1BA                  16             539     $465            $0.863
TH 1BR/1BA                8             818     $635            $0.776
2BR/1BA                  19             853     $675            $0.791
2BR/2BA                   1             853     $675            $0.791
2BR/2BA                  20             853     $640            $0.750
2BR/2BA W/FP             20             853     $630            $0.739
2BR/2BA                  24             960     $730            $0.760
2BR/2BA                  24             960     $730            $0.760
--------------------------------------------------------------------------------
TOTAL/AVG.              416         296,712     $575            $0.806
================================================================================

                                        SUMMARY OF SALIENT FACTS AND CONCLUSIONS
================================================================================


SUMMARY OF INCOME AND EXPENSE INFORMATION:

======================================================================================================================
                                                     TOTAL                  PER UNIT                  PER SF
======================================================================================================================
INCOME
         1999 Actual                                  $2,450,431                $5,890                    $8.26
         2000 Actual                                  $2,470,283                $5,938                    $8.33
         2001 Budget                                  $2,534,049                $6,091                    $8.54
         C&W Forecast 2001-2002                       $2,568,673                $6,175                    $8.66
----------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
         1999 Actual                                  $1,196,099                $2,875                    $4.03
         2000 Actual                                  $1,226,065                $2,947                    $4.13
         2001 Budget                                  $1,248,875                $3,002                    $4.21
         C&W Forecast 2001-2002                       $1,396,904                $3,358                    $4.71
======================================================================================================================

Value Indicators

   Sales Comparison Approach:

      Value Per Unit                                 $30,288

      Effective Gross Income Multiplier:             4.90

   Indicated Value:                                  $12,600,000

   Income Capitalization Approach-Direct Capitalization

      Current Physical Occupancy:                    95% (YTD Economic is 86.4%)

      Stabilized Vacancy and Collection              9% Economic

Loss Rate:

      Effective Gross Income:                        $2,568,673

      Net Operating Income:                          $1,171,770

      Overall Capitalization Rate:                   9.5%

      Indicated Value:                               $12,300,000

   Income Capitalization Approach -
   Discounted Cash Flow Analysis

      Market Rental Growth Rate
        (Year 2-11)                                  3.0%

      Expense Growth Rate:                           3.0%

      Forecasted Year 1-10 Vacancy and               9.0%
         Collection Loss Rate:

      Reversion Year Capitalization Rate:            10.5%

                                        SUMMARY OF SALIENT FACTS AND CONCLUSIONS
================================================================================

      Transaction Costs in Reversion Sale:           4.0%

      Discount Rate:                                 12.0%

      Implicit First Year Capitalization Rate:       9.45%

      Indicated Value:                               $12,400,000

Income Approach Value Conclusion:                    $12,400,000

   Value Per Unit:                                   $29,808

   Value Per Square Foot                             $41.79 (NRA)

   Implicit Capitalization Rate:                     9.45%

Exposure Time Implicit in Market Value Estimate:

                                                     12 months

As-is Value Conclusion:                              $12,400,000

   Value Per Unit:                                   $30,288

   Implicit Capitalization Rate:                     9.51%

Exposure Time Estimate:                              12 months

Special Assumptions:

o Based on information provided by property ownership, there is a fault hazard band traversing the subject. The current improved property uses this area for surface parking and landscaped area. We assume that this fault condition has no adverse effect on the subject, as improved. We are not qualified to render an opinion relative to this condition and strongly suggest that an expert be engaged.

                                                               TABLE OF CONTENTS
================================================================================

                                                                            PAGE


INTRODUCTION...................................................................1
   Identification of Property..................................................1
   Property Ownership and Recent History.......................................1
   Purpose and Intended Use of the Appraisal...................................1
   Extent of the Appraisal Process.............................................1
   Date of Value and Property Inspection.......................................2
   Property Rights Appraised...................................................2
   Definitions of Value, Interest Appraised, and Other Pertinent Terms.........2
   Exposure Time...............................................................2
   Fee Simple Estate...........................................................3
   Market Rent.................................................................3
   Cash Equivalent.............................................................3
   Market Value As Is on Appraisal Date........................................3
   Legal Description...........................................................3

REGIONAL ANALYSIS..............................................................5

LOCAL MARKET AREA ANALYSIS....................................................13

APARTMENT MARKET ANALYSIS.....................................................15

PROPERTY DESCRIPTION..........................................................27

REAL PROPERTY TAXES AND ASSESSMENTS...........................................33

ZONING........................................................................35

HIGHEST AND BEST USE..........................................................36

VALUATION PROCESS.............................................................38

SALES COMPARISON APPROACH.....................................................39

INCOME CAPITALIZATION APPROACH................................................47

RECONCILIATION AND FINAL VALUE ESTIMATE.......................................64

ASSUMPTIONS AND LIMITING CONDITIONS...........................................66

CERTIFICATION OF APPRAISAL....................................................69

ADDENDA.......................................................................70

QUALIFICATIONS................................................................78
     Improved Property Sales
     Rent Comparables Detailed Sheets and Photos
     Subject Data
     Flood Map
     Insurable value Estimate
     Qualifications

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

                                                                    INTRODUCTION
================================================================================

IDENTIFICATION OF PROPERTY

The subject property is a 416-unit garden apartment complex called the Walden Pond Apartments located in far west Houston. The subject was built in 1982. The subject is located along the north line of Whittington Drive between Dairy Ashford and Eldridge. The street address is 12850 Whittington, Houston, Texas 77077.

The improvements consist of 416 rental units in 22 buildings. There are 308 one bedroom units and 108 two bedroom units. The site contains 12 acres. The tax assessor's parcel identification number is 115-085-000-0004, 0005 and 0006.


PROPERTY OWNERSHIP AND RECENT HISTORY

The property was originally constructed in 1982, by Dinnenstien. There have been no known sales over the past 5 years.


PURPOSE AND INTENDED USE OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of a fee simple estate in the subject property, subject to short-term leases. The report is for the internal use of the Client.


EXTENT OF THE APPRAISAL PROCESS

In the process of preparing this appraisal, we:

         o Inspected the exterior of all buildings and site improvements and a representative sample of units with Felicia Cox, the resident manager.

         o Reviewed leasing policy, concessions, and history of recent occupancy with the resident manager.

         o Reviewed a detailed history of income and expense and a budget forecast for 2001 including the budget for planned capital expenditures.

         o Conducted market research of occupancies, asking rents, concessions and operating expenses at competing complexes which involved interviews with on-site managers and a review of our own data base from previous appraisal files.

         o Prepared an estimate of stabilized income and expense (for capitalization purposes).

         o Conducted market inquiries into recent sales of similar complexes to ascertain sales price per unit, effective gross income multipliers and capitalization rates. This process involved telephone interviews with sellers, buyers, and/or participating brokers. (See detailed sales write-ups in ADDENDA for more complete information on the verification process.)

         o Prepared Sales Comparison and Income Capitalization Approaches to value.

                                                                    INTRODUCTION
================================================================================

DATE OF VALUE AND PROPERTY INSPECTION

The effective date of as-is value was July 20, 2001. Scott Rando inspected the property on July 20, 2001.


PROPERTY RIGHTS APPRAISED

We have appraised the leased fee estate subject to short-term leases.


DEFINITIONS OF VALUE, INTEREST APPRAISED, AND OTHER PERTINENT TERMS

The definition of market value taken from the UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE of the Appraisal Foundation, is as follows:

         The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         1.       Buyer and seller are typically motivated;

         2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

         3.       A reasonable time is allowed for exposure in the open market;

         4. Payment is made in terms of cash in US dollars or in terms of financial arrangements comparable thereto; and

         5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.


EXPOSURE TIME

         Under Paragraph 3 of the Definition of Market Value, the value estimate presumes that "A reasonable time is allowed for exposure in the open market". Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

         Based on our research of recent sales of apartment complexes considered to be reasonably comparable to the subject, as well as our discussions with local brokers and buyers/sellers of multi-family projects, we have concluded that the probable exposure time for the subject property would have been approximately twelve months. In fact, the majority of the apartment sales included within this report, were exposed on the market for a period of approximately six to twelve months prior to closing. Thus, the aforementioned exposure time appears reasonable.

                                                                    INTRODUCTION
================================================================================

The following definitions of pertinent terms are taken from the DICTIONARY OF REAL ESTATE APPRAISAL, THIRD EDITION (1993), published by the APPRAISAL INSTITUTE.


FEE SIMPLE ESTATE

         Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.


MARKET RENT

         The rental income that a property would most probably command on the open market, indicated by the current rents paid and asked for comparable space as of the date of appraisal.


CASH EQUIVALENT

         A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.


MARKET VALUE AS IS ON APPRAISAL DATE

         The value of specific ownership rights to an identified parcel of real estate as of the effective date of the appraisal; related to what physically exists and is legally permissible and excludes all assumptions concerning hypothetical market conditions or possible rezoning.


LEGAL DESCRIPTION

The subject property is legally described as that certain 12 acre tract of land, or Reserve A1 and Reserve A2 in Ashford Crossing Section One, Harris County, Texas (see addenda for complete metes and bounds description).

                                                               REGIONAL ANALYSIS
================================================================================

Insert Regional Map

                                                               REGIONAL ANALYSIS
================================================================================

The short- and long-term value of real estate is influenced by a variety of factors that interact within a given region. Regional analysis serves to identify those forces that affect property value and the role they play within the region. The four primary forces that influence real property value include environmental characteristics, governmental forces, social factors, and economic trends. These forces influence real estate supply and demand, which, in turn, affect market value.

OVERVIEW OF THE HOUSTON MSA

Houston is the fourth largest city in the U.S. and the economic hub of the Gulf Coast region. Houston is a natural seaport, which in conjunction with the Houston Ship Channel, results in this ocean access being a major factor in the economic vitality of the region. Houston's port is the second largest in the country and seventh in the world based on annual tonnage. Extending 52 miles from Galveston Bay to within four miles of the Houston Central Business District
(CBD), the Houston Ship Channel provides deep water access to the world markets and a direct link to 14,000 miles of U.S. waterways. Houston recently ranked first in foreign tonnage among U.S. ports with 86.5 million tons valued at $34.1 billion dollars. The port handled an estimated 169.1 million tons of cargo in 1998, exceeding the 1990 amount of 125.3 million tons. Mexico is Houston's top trading partner in terms of tonnage followed by Venezuela, Algeria, Saudi Arabia, and Kuwait. Petroleum and petroleum products rank as Houston's top import commodity by tonnage followed by crude fertilizers and minerals, iron and steel, organic chemicals and sugars. Petroleum and petroleum products were the number one export, followed by organic chemicals, cereals and cereal products, plastics and inorganic chemicals. The Port of Houston generates 75,457 direct and 129,033 indirect jobs.

The Houston economy is more diverse than in the mid 1980's, however, it is still approximately 50 to 55 percent energy related. Houston is the global center for energy operations, providing financial research and technological support for the international energy industry. The Houston area contains 22 percent of U. S. refinery capacity and 45 percent of U. S. chemical manufacturing capacity. Over 29 percent of U. S. jobs in oil and gas extraction are located in Houston. The economic health of the oil and gas segment of the economy to a large extent provides an excellent economic barometer for this city. Houston is headquarters to 29 of the nation's 100 largest publicly traded energy firms.

Employment statistics in Houston have reflected reasonably consistent growth since 1988. The economic expansion/recovery produced 108,800 new jobs in 1997 reflecting job growth of 5.91 percent and 77,100 jobs were produced in 1998, presenting a growth rate of 3.96 percent. Employment growth averaged 3.78 percent over the 4 years ending in December 1999 according to the most recent data provided by the Texas Employment Commission. As of December 2000, total employment was approximately 2,134,368. Job growth in 2000 slowed slightly to
2.54 percent.

Following is a breakdown of the non-agricultural employment picture since 1988:

                                                               REGIONAL ANALYSIS
================================================================================

                   HOUSTON MSA HISTORICAL EMPLOYMENT BY SECTOR

=======================================================================================================================
                                                                                     MANUFACT., MINING,
     YEAR       F.I.R.E     SERVICES       CONSTRUCTION        TRADE       GOVT.          UTILITIES           TOTAL
=======================================================================================================================
     1988       101,000      487,900          87,900        370,700     194,500            324,900        1,453,100
-----------------------------------------------------------------------------------------------------------------------
     1989       101,300      522,000          98,500        379,600     199,800            336,700        1,520,500
-----------------------------------------------------------------------------------------------------------------------
     1990       102,200      532,900          100,300       372,100     204,200            340,400        1,611,200
-----------------------------------------------------------------------------------------------------------------------
     1991       98,600       464,200          113,500       389,400     218,500            362,900        1,635,200
-----------------------------------------------------------------------------------------------------------------------
     1992       97,100       464,000          107,400       388,800     225,100            353,300        1,665,100
-----------------------------------------------------------------------------------------------------------------------
     1993       97,900       467,200          103,700       393,400     234,400            352,000        1,704,500
-----------------------------------------------------------------------------------------------------------------------
     1994       99,600       493,800          113,700       420,100     242,300            366,500        1,759,500
-----------------------------------------------------------------------------------------------------------------------
     1995       94,700       525,100          121,600       426,000     246,800            379,900        1,794,100
-----------------------------------------------------------------------------------------------------------------------
     1996       96,200       537,700          127,900       437,100     247,000            393,500        1,839,400
-----------------------------------------------------------------------------------------------------------------------
     1997       102,300      584,300          132,100       454,100     253,500            421,900        1,948,200
-----------------------------------------------------------------------------------------------------------------------
     1998       108,900      618,000          140,400       468,500     258,500            431,000        2,025,300
-----------------------------------------------------------------------------------------------------------------------
     1999       112,700      639,900          148,100       488,500     267,500            424,700        2,081,400
-----------------------------------------------------------------------------------------------------------------------
     2000       120,800      645,300          157,200       500,900     281,300            425,700        2,134,368
-----------------------------------------------------------------------------------------------------------------------
SOURCE: TEXAS EMPLOYMENT COMMISSION
=======================================================================================================================

The price per barrel of oil has fluctuated from approximately $18.40 per barrel in December 1997 to $25.23 per barrel as of December, 1999. As of December 2000, the price of oil was $26.83 per barrel according to Wall Street Journal. Most companies in the past year shifted their focus which entailed cutting expenses, abandoning projects, and in some cases laying off workers and consolidating. According to Bill Gilmer, senior economist with the Houston branch of the Federal Reserve Bank of Dallas, when oil prices were around $22 a barrel, companies established budgets at $16 to $17 per barrel. The economic health of the oil and gas industry can be tracked by two energy stock indexes published weekly in the Houston Chronicle. The Standard and Poor energy stock index for domestic exploration and production companies is $82.50 as of February 2001. The stock index was approximately $70 in December 1997 and approximately $53 in December 1999. The Standard and Poor energy stock index for oil well and equipment service companies was $4374.1 as of February 2001, compared to an approximate $4,410 in December 1997, $2,600 in December 1998, $3,007 in December 1999 and $4,504 in November 2000.

The active number of drilling rigs in Texas has increased to 421 as of Year End 2000, compared to 301 one year ago. The offshore rig utilization rate in the Gulf of Mexico was 85.5 percent as of Year End 2000, up from 77.6 percent a year ago. The U. S. total number of drilling rigs as of Year End 2000 is 1,114, compared to 815 one year ago.

The higher current level of both indexes and the drilling rig count have meant increased levels of profitability in the short term for energy companies compared to the low levels achieved in the past several years. Indications for the foreseeable future are for a period of

                                                               REGIONAL ANALYSIS
================================================================================

slow to moderate growth following a period of strong economic growth which occurred in 1996, 1997, and 1998.

According to a recent survey, after a year of laying off workers and paring back spending because of low oil prices, energy companies plan to start hiring and to increase their drilling budgets. 64 percent of the executives surveyed at 89 energy companies planned to increase spending for oil and gas exploration in 2000. The Chairman of Conoco disclosed that the Houston oil company planned to increase its capital expenditures budget in 2000 by about 30 percent from $1.8 billion to as high as $2.4 billion. However, major oil companies are being more cautious when it comes to ramping up spending in the United States. While 77 percent of the large independent companies are planning to spend more on exploration in the United States, only 29 percent of the majors are planning higher U.S. spending.

A ten year historical perspective of the economic indicators discussed are outlined as follows:

========================================================================================================
                               OIL AND GAS (2)                            ACTIVE DRILLING RIGS (3)
========================================================================================================
   YEAR END     OIL PRICE       EXPLORATION &         OIL WELL AND         U.S.           TEXAS(4)
                                                        EQUIPMENT
               PER BARREL    PRODUCTION COMPANIES      SERVICE CO.
                   (1)           STOCK INDEX           STOCK INDEX
========================================================================================================
     1990        $27.34              N/A                 1813.2            1136              348
--------------------------------------------------------------------------------------------------------
     1991        $19.51              N/A                 1672.2             796              315
--------------------------------------------------------------------------------------------------------
     1992        $19.47             67.13                1654.1             926              251
--------------------------------------------------------------------------------------------------------
     1993        $14.57             64.80                1711.1             857              264
--------------------------------------------------------------------------------------------------------
     1994        $17.73             51.08                1591.3             816              274
--------------------------------------------------------------------------------------------------------
     1995        $18.95             59.98                2066.6             763              251
--------------------------------------------------------------------------------------------------------
     1996        $25.49             77.79                3001.1             852              283
--------------------------------------------------------------------------------------------------------
     1997        $18.40             70.04                4412.9            1013              358
--------------------------------------------------------------------------------------------------------
     1998        $11.30             46.41                2503.6             621              302
--------------------------------------------------------------------------------------------------------
     1999        $25.23             52.64                3006.8             815              301
--------------------------------------------------------------------------------------------------------
     2000        $26.83             71.99                4503.9            1,114             421
--------------------------------------------------------------------------------------------------------
   FEB-2001      $28.83             82.50                4374.1            1,151             460
--------------------------------------------------------------------------------------------------------
Sources:  (1) Wall Street  Journal,  (2) Standard & Poor,  (3) Baker Hughes (4) Average  number of rigs active annually
========================================================================================================

Two passenger airports serve the region. These airports include George Bush Intercontinental Airport (IAH) and William P. Hobby Airport (HOU). George Bush Intercontinental Airport is situated on roughly 8,000 acres about 21 miles north of Houston's CBD. Houston has the fourth largest airport system in the United States and the sixth largest in the world. IAH is served by 33 passenger and cargo airlines offering nonstop or direct service throughout the nation, with international service to 150 cities and 18 countries through the world. Total passenger service for Houston Airport System (George Bush IAH, William P. Hobby, Ellington Field) in 2000 was nearly 39 million, including more than 5.0

                                                               REGIONAL ANALYSIS
================================================================================

million international passengers. In 2000, total passenger service for IAH was approximately 31 million including 5.0 million international passengers. Air freight numbers in 1997 for the Houston Airport System were estimated at 607 million pounds of air freight. As of December 2000, the total air freight had increased 14.7 percent to 696 million pounds. William P. Hobby (HOU) is located about seven miles southeast of the CBD and was Houston's first commercial passenger airport. This airport is operated by the City of Houston and is the 35th busiest airport in the nation for total passengers. At present, this facility is dominated by intrastate carriers, specifically Southwest Airlines, and services more than 8 million passengers per year through thirteen airlines.

Encompassing over 675 acres and over 100 permanent buildings with nearly 20 million gross square feet in physical plant space, the Texas Medical Center is the largest medical complex in the world. The Texas Medical Center (TMC) is a world-renowned center for health care, medical research, and education. With over 53,000 employees, TMC is considered Houston's largest single employer. The Texas Medical Center today has 42 member institutions. All 42 of the TMC member institutions are not-for-profit, and are dedicated to the highest standards of patient and preventive care, research, education, and local, national, and international community well being. Approximately 20,165 students attend the medical center and approximately 4,500,000 patients are scheduled annually. Two major medical schools, Baylor College of Medicine and the University of Texas Health Science Center, offer a variety of health care professions. Over $2 billion has been received as grants for research during the past five years. Moreover, about $385 million in sponsored research is conducted annually by the Texas Medical Center. The Greater Houston Partnership estimates that TMC has a $10.0 billion annual indirect impact on the Houston economy. Facilities include 14 hospitals (with 6,321 licensed beds), two medical schools, four schools of nursing, and additional facilities for medical and health education, research and support services including security, parking, childcare and utilities. There are over 37,000 parking places and 12 miles of private and public streets and roadways within the TMC area. Since 1985, approximately $2.7 billion has been spent in adding to or renovating the facilities of the member institutions and the infrastructure of the Texas Medical Center.

The aerospace industry also provides a major economic stimulus to the Houston economy. Named the host center for space station re-design operations in 1994, The Johnson Space Center (JSC) is the main center for the manned segments of the National Aeronautics and Space Administration's U.S. space program. National Aeronautics & Space Administration (NASA) is unique among Federal agencies, since 80 percent of its funding goes to outside contractors compared to 11 percent government-wide. Virtually all major U.S. aerospace companies are now located in the Clear Lake area in Houston, and are participating in the billions of dollars of federal aerospace contracts involving the space station and space shuttle projects. The total NASA 1997 fiscal budget request was $14 billion, which provided for the development, manufacturing, testing, assembly and qualification of flight hardware; development of facilities for integrated operations and docking systems for the Space Shuttle and Space Station; activities related to utilization of the Russian Mir space station; flight technology demonstrations; advances in a number of technologies, including the concept for the first new crewed spacecraft in more than 20 years and advanced life support systems. In 1993, JSC was reported to have a $1.1 billion impact on the Houston economy and employed 15,000 people. There is a combined work force of federal and contract employees, who are responsible for the day-to-day activities associated with the Orbiter subsystem engineering, space station development, life sciences, astronaut crew training,

                                                               REGIONAL ANALYSIS
================================================================================

mission operations, and shuttle project integration. As of 1998, the JSC employed about 15,500 persons and continues to be a virtual link in the metropolitan area economy.


DEMOGRAPHICS

The following table outlines the population growth of both the City of Houston and the Houston MSA.

========================================================================================================
                      Year                             City of Houston              Houston MSA
========================================================================================================
1980 CENSUS                                               1,615,745                  2,754,304
-------------------------------------------------- ------------------------- ---------------------------
1990 CENSUS                                               1,630,553                  3,322,025
-------------------------------------------------- ------------------------- ---------------------------
COMPOUND ANNUAL GROWTH 1980 - 1990                          +0.92%                    +20.61%
-------------------------------------------------- ------------------------- ---------------------------
2000 ESTIMATE                                             1,778,420                  4,067,762
-------------------------------------------------- ------------------------- ---------------------------
2005 (PROJECTION)                                         1,868,438                  4,454,923
--------------------------------------------------------------------------------------------------------
Source: EQUIFAX NATIONAL DECISIONS SYSTEMS
========================================================================================================

The preceding table indicates the region has had a positive growth rate since 1980. The 2000 population in the Houston CMSA was an estimated 4.1 million people, representing an increase of 22.45 percent from 1990.


CONCLUSION

Dr. Barton Smith, director of the Institute for Regional Forecasting at the University of Houston, predicted that Houston would add 51,500 jobs in 2000. The Greater Houston Partnership expected the area's economy to add 61,000 jobs in 2000. In reality, the economy gained 50,000 to 60,000 jobs, which is consistent with the estimates. Job growth for the first quarter of 2001 was 1.6 percent compared to the 2.9 percent growth experience in 2000. Houston's employment base benefited from the consolidation within the oil and gas industry in 1999 and 2000 as regional offices closed and most employees at those offices were relocated to Houston. As a result, Houston's overall share of the national oil and gas mining market continues to grow. The positive effect to Houston resulting from increased oil prices should continue in 2001 as oil and gas companies reinvest profits resulting from the increased price of oil.

In summary the following chart outlines some of the economic and real estate indices in recent years.

                                                               REGIONAL ANALYSIS
================================================================================

                               SUMMARY OF HOUSTON
                       ECONOMIC AND REAL ESTATE INDICATORS

====================================================================================================================================
                                                CITYWIDE ECONOMIC INDICATORS
------------------------------------------------------------------------------------------------------------------------------------
                                1992      1993       1994       1995      1996         1997        1998       1999       2000
------------------------------------------------------------------------------------------------------------------------------------
Employment Growth (no.        29,900     39,400     55,000      6,900    40,100       108,800      77,100     56,100     62,000
of jobs) (a)
------------------------------------------------------------------------------------------------------------------------------------
                                 1.8%       2.4%       3.2%       0.4%      2.2%          5.9%        4.0%      2.77%      2.54%
------------------------------------------------------------------------------------------------------------------------------------
Population (b)             3,366,000  3,401,000  3,452,100  3,526,900 3,637,700     3,710,261   3,852,500        N/A        N/A
------------------------------------------------------------------------------------------------------------------------------------
Y.E. Unemployment
Rate (a)                         7.3%       6.2%       5.6%       5.7%      5.2%          4.6%        3.6%       4.1%       4.3%
------------------------------------------------------------------------------------------------------------------------------------
Airport Passenger
Traffic (c)
------------------------------------------------------------------------------------------------------------------------------------
Domestic                  25,310,000 26,182,000 27,989,080 29,989,218  31,573,900  33,226,070  32,326,145        N/A 34,554,708
------------------------------------------------------------------------------------------------------------------------------------
International              2,269,000  2,578,000  2,755,880  2,910,500   3,368,000   3,847,556   4,191,183        N/A  4,992,990
------------------------------------------------------------------------------------------------------------------------------------
Port of Houston Cargo (d)
------------------------------------------------------------------------------------------------------------------------------------
Foreign                   47,684,000 36,434,000 58,100,000 42,329,000  47,819,000 100,772,900 107,758,500   104,725,122     N/A
------------------------------------------------------------------------------------------------------------------------------------
Domestic                  48,623,000 43,671,000 83,900,000 30,112,000  28,674,000  62,609,724  60,520,000        N/A        N/A
------------------------------------------------------------------------------------------------------------------------------------
Retail Sales (CSMA) (e)
in millions                  $32,000    $30,297    $31,282    $36,426   $43,514       $46,855         N/A        N/A        N/A
------------------------------------------------------------------------------------------------------------------------------------
US Rig Count (f)                 926        857        816        763       852         1,013         621        815      1,078
------------------------------------------------------------------------------------------------------------------------------------
REAL ESTATE MARKET INDICATORS
------------------------------------------------------------------------------------------------------------------------------------
Median Home Price (MLS)      $80,349    $80,900    $78,200    $80,000   $83,000       $95,000     $95,250   $105,950   $119,500
(g)
------------------------------------------------------------------------------------------------------------------------------------
S-F Housing Permits           15,530     16,880     16,910     17,150    20,500           N/A         N/A        N/A        N/A
(CMSA) (h)
------------------------------------------------------------------------------------------------------------------------------------
Single-Family Starts (i)      12,800     13,000     13,800     14,060    16,445        18,958      23,000        N/A        N/A
------------------------------------------------------------------------------------------------------------------------------------
Hotel Occupancy Rate (j)        62.8%      63.2%      64.3%      64.5%     63.8%         67.5%       74.3%      66.1%       N/A
------------------------------------------------------------------------------------------------------------------------------------
Direct Office Occupancy         77.7%      77.8%      78.9%      78.6%     79.2%         86.3%       88.3%      87.0%      88.0%
Rate (k)
------------------------------------------------------------------------------------------------------------------------------------
Direct Industrial               85.9%      85.1%      86.5%      86.8%     88.7%         91.1%       92.9%      92.6%      93.1%
Occupancy Rate (k)
------------------------------------------------------------------------------------------------------------------------------------
Retail Occupancy Rate (m)       82.0%      86.0%      84.6%      85.2%     84.6%         87.0%       89.5%      91.1%      91.1%
------------------------------------------------------------------------------------------------------------------------------------
Y.E. Apartment Occupancy        87.5%      88.1%      88.5%      89.4%     90.0%         91.1%       90.5%      90.7%      90.5%
Rate (l)
====================================================================================================================================

Sources:
(a) Texas Employment Commission, TEXAS LABOR MARKET          (g) Houston Association of Realtors
(b) University of Houston Center for Public Policy           (h) CDS Research
(c) City of Houston Aviation                                 (i) American Metro/Study Corporation
(d) Port of Houston Authority                                (j) Hospital Advisory Service/PKF Consulting
(e) Texas State Comptroller                                  (k) Cushman & Wakefield of Texas, Inc. (4Q 2000)
(f) Baker Hughes Inc.(YTD Nov. 3, 2000)                      (l) APARTMENT MARKET TRAC (YTD JANUARY 2001)
                                                             (m) Revac's Market Survey (Jan. 2000)


Dr. Barton Smith, director of the Institute for Regional Forecasting at the University of Houston, predicted recently that Houston would have an employment increase of 3.67 percent in 2001, declining slightly from 2002 to 2005, to range from 2.25 to 2.87 percent. Thereafter, employment growth of 1.8 percent is anticipated. Employment in the Houston MSA is growing and becoming more diversified. This is causing the economy to be more stable during economic cycles. The Gulf Coast location, growing market, excellent

                                                               REGIONAL ANALYSIS
================================================================================

transportation facilities, mild climate and other features, result in a growing office/warehouse market.

Further, population projections of 3.14 percent in 2001 is anticipated. This rate of increase is also anticipated to slow in 2002 to 2005, to range from 2.25 to 2.73 percent. Thereafter, this segment is also anticipated to grow 1.8 percent annually.

The city has experienced good economic growth in recent years and has economic benefits resulting from the current high price of oil. Projections are that the local economy and population will grow steadily for the foreseeable future.

                                                               LOCAL MARKET AREA
================================================================================

Insert Local Market Map

                                                      LOCAL MARKET AREA ANALYSIS
================================================================================

The neighborhood boundaries for the subject as delineated on the facing page are IH-10 on the north, Dairy Ashford Road to the east, Westheimer on the south and SH-6 to the west. Situated about 16 miles west of Houston's CBD, the neighborhood is within the territorial jurisdiction of Houston, Harris County, Texas.

Primary access to the neighborhood is provided by IH-10, the Sam Houston Tollway and to a lesser degree, SH-6. IH-10, extending from Beaumont, Texas to El Paso, Texas is Houston's major east/west freeway. Within the neighborhood, IH-10 is a six-lane, limited access freeway with three-lane feeder roads. In addition to recent expansion and interchange upgrades, a contra flow lane has been constructed in the center of the main lanes to serve Metro busses and vehicles with over two passengers. This enables suburban commuters to decrease traveling time while alleviating traffic congestion on the main lanes of the freeway. IH-10, also referred to as the Katy Freeway, will eventually be expanded to eight lanes.

Because segments of IH-10 have reached or exceed current design capacity, the State Department of Public Transportation commissioned a study to determine the appropriate design for IH-10 for the year 2010. The results of this study indicate five main lanes, three express lanes and three frontage lanes will be needed in each direction.

The Sam Houston Tollway, located outside, but, proximate to the subject's neighborhood also provides primary access to the area. This arterial is an 8 to 10-lane controlled access toll road which will ultimately encircle Houston's CBD at a radius of 12 to 16 miles. The completed sections of this road extend from the North Freeway (IH-45) and loop west around Houston and again connecting to Gulf Freeway (IH-45).

SH-6 is a six-lane, bi-directional road circumscribing the Houston CMSA at a radius of 20 to 30 miles. Secondary access to the area is provided by Dairy Ashford Road, Eldridge Parkway, Briar Forest Drive, Westheimer and Memorial Drive. Both Dairy Ashford Road and Eldridge Parkway are four-lane, boulevard roads traversing the neighborhood in a north/south direction. Briar Forest Drive, Westheimer and Memorial Drive extend in a east/west direction generally terminating west of SH-6. Although secondary arterials, these roads are heavily congested especially during peak traffic hours.

In addition to the aforementioned thoroughfares located in or proximate to the neighborhood, the State Department and private sector are working together to create an outer loop to be known as the Grand Parkway. The Grand Parkway Association was created as a "transportation corporation" to assist the State Department of Public Transportation plan, design, and acquire right-of-way for the Grand Parkway. The Grand Parkway Association has worked closely with the state in securing right-of-way and financial contributions for preliminary engineering for the 157-mile outer loop. Segments of the parkway will be constructed on receipt of right-of-way and approval of engineering plans and environmental assessments. The first section of the Grand Parkway, the area extending from U.S. Highway 90 to IH-10 has been completed, however because of environmental problems other sectors have not been let.

Currently, over 70 percent of the subject's immediate neighborhood is developed while areas to the north and west are only 50 percent to 60 percent developed.

                                                      LOCAL MARKET AREA ANALYSIS
================================================================================

Portions of the exclusive Memorial Drive area are within the neighborhood. The Memorial area is located between the West Loop 610 and SH-6 between the Katy Freeway and Buffalo Bayou. The westerly most portion of the Memorial area is within close proximity of the subject just north of Buffalo Bayou. The Memorial area has become known as a prestigious residential section of the city of Houston with expensive homes catering to middle- to upper-income families. As the supply of developable acreage in this area has dwindled, middle- to upper-income households are now moving westward as evidenced by the sales activity in the custom built neighborhoods.

According to the West Houston Association's Development Survey, the subject's neighborhood is within an area known as West Houston which is defined as the area west of Gessner Road, north of Westheimer and south of US-290. This area has over 40 companies employing over 250 people each. Selected companies include Browning-Ferris Industries, Cameron Ironworks, Exxon Chemical, Conoco, and Amoco.

Commercial development is primarily concentrated along IH-10, Westheimer, SH-6, and Memorial Drive. Commercial uses vary, but, consist primarily of office, retail and freestanding commercial buildings. The subject's market area is dominated by high rise corporate headquarters facilities of major national oil companies. Most of the projects are within a few miles of the subject with properties proximate to the headquarters benefiting because of increased demand for most property types. The location of these major has contributed to increased demand for single-family development which in turn significantly impacted retail and ancillary developments.

Future trends for the neighborhood are for continued residential and commercial development. The existing transportation system provides excellent linkage to all areas of Houston and, accordingly, the area remains a popular suburban real estate market.

                                                       APARTMENT MARKET ANALYSIS
================================================================================

According to the July 2001 issue of Apartment Market TRAC, published by Apartment Data Services, Inc., during 1983 developers built 36,617 apartment units in the Houston market. This construction marked the climax of a remarkable period of growth for the Houston apartment market. During the seven-year period from 1977 through 1983, 173,776 apartment units or an average of 24,825 apartment units per year were added. However, the building boom of the late 1970s and early 1980s was followed by a sharp local recession. The economic decline and unprecedented supply growth resulted in a major downturn in the apartment market during the mid-1980s. An improving economy combined with virtually no new construction through the latter half of the 1980s and into the early 1990s allowed gradual recovery of the market. Table AMA-1 (located on the following page) shows a summary of the recent performance of the Houston apartment market and key indicators from 1987 through 2000.


HOUSTON AREA EMPLOYMENT

The change in overall employment is presented in Table AMA-1 as the number of new jobs added to the Houston economy and the percentage annual change in job growth. Job creation is often used as an indicator of potential demand for apartment units. These statistics are presented in order to review the overall strength of the local economy and as a leading indicator of demand for apartment units.

Similar to the national economy, these statistics reveal strong job creation during the late 1980s through 1990. After a recession in the early 1990s, steady job creation has resumed particularly in 1997 and 1998. A total of 185,900 jobs were created during this two-year period, followed by 54,800 jobs in 1999 and roughly 50,000 jobs in 2000. Public and private economists predict job growth at approximately 2.5 to 3.0 percent in 2001, which should create another 50,000 to 75,000 jobs for the year. In fact, Dr. Barton Smith had predicted net job growth of nearly 75,000 jobs in 2001. However, at the end of the first quarter of 2001, Ted Kerr adjusted his job growth expectation to slightly under 50,000 in 2001. By the end of the second quarter, Dr. Smith will release his revised estimates and many anticipate a slight downward revision to a level consistent with the last two years.


UNITS BUILT/UNITS RENOVATED/OPERATING UNITS

The number of units built and renovated each year and the supply of operating units are presented in Table MA-1 as measures of the supply of apartment units. It should be noted that although the supply of operating units at year end 2000 at 439,244 units is at the highest level over the period surveyed, the annual supply of operating units has increased only 0.92 percent annually over the last 14 years. Stated differently, annual new construction has averaged 3,786 new units since 1987. Further, over the past 5 years, 7,552 units were built annually. However, when considering all of the factors effecting the supply of units in Houston, namely new construction, demolitions, renovations, etc., we see that over the past 10 years, a net annual average change in supply of 6,062 units has occurred. Further, as of year to date June 2001, inventory increased by 774 units while absorption was 8,165 units indicating a 1.5 percent increase in overall occupancy since year-end 2000.

                                                       APARTMENT MARKET ANALYSIS
================================================================================

The sub-markets experiencing the greatest amount of new construction since 1995, expressed as a percentage of the market, are: Lake Houston/Kingwood (58.4 percent), FM 1960 West/Steeplechase (41.1 percent), Fort Bend (39.5 percent), Katy/Far West (37.6 percent), Tomball/Far Northwest (34.6 percent), Montrose/Museum District (30.9 percent) and Woodlands/Far North (35.6 percent).

                                                       APARTMENT MARKET ANALYSIS
================================================================================

Insert AMA-1

                                                       APARTMENT MARKET ANALYSIS
================================================================================

Along with a change in the number of operating units comes a change in the quality of the supply. During the 6 months ending April 2001, 1,919 Class A units have been added to the market. Considerable renovation of Class B product has also occurred in the market. The supply of Class B increased by 2,685 whereas Class C units decreased by 3,825 and Class D units increased by 1,234.

In addition, on the following pages we have detailed the recently completed properties that are now undergoing leaseup as well as the new construction list for properties that are currently under construction and those that are proposed. To this end we see that roughly 5,696 of the new units that have recently been constructed were delivered over the past 12 - 13 months. It is interesting to note that this construction is occurring throughout the metropolitan area, but with a concentration in the Montrose/Museum and FM 1960W/Champions markets. In fact, six of the 21 properties under construction or 1,730 of the 5,202 units (33%) are located in the Montrose submarket. Further, there are 31 properties with 8,582 units proposed for construction throughout the area, with concentrations in the Montrose, FM 1960 East and FM 1960 West submarkets. The Montrose/Museum/Midtown market has seen tremendous development over the past 24 months as the CBD continues to thrive and housing is sought by young professionals as well as "empty nesters" seeking to re-urbanize.

                                                       APARTMENT MARKET ANALYSIS
================================================================================

Insert now leasing July 2001

                                                       APARTMENT MARKET ANALYSIS
================================================================================

Insert under construction July 2001

                                                       APARTMENT MARKET ANALYSIS
================================================================================

Insert proposed construction July 2001

                                                       APARTMENT MARKET ANALYSIS
================================================================================

ABSORPTION

The demand for apartment units is directly reflected in the statistics for absorption. Absorption is defined as the net change in the total number of occupied units over a given time. Absorption, in general, shows if renters are moving into or out of a market area.

The apartment industry's economic demand cycle is composed of two different cycles, a long-term "business" cycle and a short term "seasonal" cycle. The long-term cycle occurs over many years and is the result of local, state, and national economics. The short-term "seasonal" cycle is an annual cycle beginning in April and ending in March. The six-month period, April through September, is the "fast" season where absorption is relatively strong. October through March is the slow season and absorption is significantly reduced. The most recent seven year absorption citywide is summarized below:


              ====================================================
                       HOUSTON APARTMENT MARKET ABSORPTION
              ====================================================
                       YEAR             UNITS ABSORBED
                       ----             --------------
                       1994                      6,566
                       1995                      7,434
                       1996                      6,766
                       1997                      6,632
                       1998                      8,339
                       1999                      8,323
                       2000                      13,638
                                                 ------
                       Total                     57,758
              Annual Average                      8,251
              ====================================================


The multi-family market competes with the single-family residential market. Due to the excess of single-family residences in Houston during the late 1980s, pricing was reduced for some sectors and single-family homes became a reasonable alternative for apartment dwellers. This was perhaps the biggest factor slowing absorption and holding down the rate of increases in rental rates and occupancy. The Houston Association of Realtors Multiple Listing Service indicated sales of 51,214 existing homes during 1999 that represents a new record high. Further, the January 2001 closings totaled 2,909 homes which is 3.6 percent above January 2000 levels. Over the same period, the median price for a single family home increased 5 percent to $115,000.

As can be seen from the recent absorption statistics, 2000 absorption was almost double the average year level. If job growth continues through the end of the year at the current pace, absorption may reach 15,000 units in 2001. First quarter and Second quarter 2001 absorption were 4,203 units and 3,962 units that if annualized, would surpass the 16,000 absorption mark.

                                                       APARTMENT MARKET ANALYSIS
================================================================================

OCCUPANCY

During the period from November 1987 through April 1991 the supply of operating units was steadily decreasing. During this same period Houston was experiencing an overall positive absorption. These two actions caused the occupancy rates to steadily improve from 76.3 percent in November 1987 to 87.4 percent in April 1991. Overall occupancy remained above 90 percent from November 1996 to December 1998, but declined in 1999 to 89.3 percent by year-end. Occupancy as of December 2000 was 90.6 percent and as of June 2001, occupancy has risen further to 92.0 percent. This marks a 1.5 percent increase over the past year and a 0.8 percent increase over the past three months. The current performance of the citywide apartment market segmented by classification is summarized below:


                      HOUSTON APARTMENT MARKET PERFORMANCE
                            BY PRODUCT CLASSIFICATION
                                    JULY 2001
============================================================================================================
            CLASS               A             B               C               D             TOTAL
============================================================================================================
Average Rent Rate PSF          $0.928        $0.679          $0.589          $0.443           $0.703
Occupancy                        92.5%       93.1%           91.6%           85.2%            92.0%
Number of Units                101,336       212,426         93,140          33,116           440,018
Percent of Market                23.0%       48.3%           21.2%           7.5%             100%
============================================================================================================


RENTAL RATES AND CONCESSIONS

Since 1987 rental rates have increased from $0.364 to $0.689 per square foot or approximately 4.6 percent compounded annually. It should be noted that the higher rate growth reflects a period of market recovery and the fact the majority of units added to the supply consist of both Class A and B units. This has continued into 2001 as the average rate is $0.703 per square foot at the end of the second quarter. This equates to a 3.7 percent rise over the past year. As seen above, 2001 Class A rents are $0.928 per unit monthly while Class B rents are $0.679 per unit monthly.

Concessions were prevalent in 2000 with 35 percent of the operating complexes offering some sort of concession. Concessions are still prevalent in the market as of July 2001 although they are declining, with only 623 properties or 27 percent offering concessions. The average concession is roughly 5 percent which has a roughly 2 percent net impact on the entire inventory of units. Note that newer properties generally offer concessions in an effort to lease up more rapidly. Therefore, concessions are involved with roughly 38 percent of all Class A units and only 22 percent of all class D units.


SUBMARKET REVIEW

As seen in the following summary, the Inner Loop West/Greenway, Galleria, Westchase, and FM 1960 East/IAH Airport submarkets are ranked as having the highest occupancy rates while the Inner Loop/Greenway, Montrose/Museum, Medical Center/Bellaire and

                                                       APARTMENT MARKET ANALYSIS
================================================================================

Galleria submarkets have the highest rental rates. As might be expected, this high rental rate has attracted development. In fact, as mentioned earlier, the Montrose/Museum district has seen a 30.9 percent increase in inventory over the past 5-6 years, with 1,674 units now under construction and an additional 1,102 units proposed.

Further, based on annualized growth rate and percent of market absorbed, the Katy Far West and Bearcreek/Copperfield submarkets are currently the "hottest" markets.

====================================================================================================================================
                                                              TABLE AMA-2
                                          HOUSTON APARTMENT SUBMARKET SUMMARY AS OF JUNE 2001
====================================================================================================================================
                                                                                                               AVERAGE
                                                                                                               MONTHLY       RANKING
                                            TOTAL       SUBMARKET     RANKING                     RANKING       RENTAL          BY
                                          INVENTORY     PRO RATA         BY        OCCUPANCY        BY           RATE        MONTHLY
                    SUBMARKET             (# UNITS)       SHARE      INVENTORY        (%)        OCCUPANCY    ($/SF/MO)       RENTAL
====================================================================================================================================
C1        Montrose/Museum District           8,934           2.03%        19          93.2%           15          $0.947         2
C2        Inner Loop West/Greenway          11,669           2.65%        15          95.7%            1          $0.989         1
C3        Medical Center/Bellaire           15,916           3.62%        13          93.0%           18          $0.875         3
C4        Heights                            2,228           0.51%        37          93.1%           17          $0.741        16
C5        Inner Loop East                    7,508           1.71%        23          86.2%           32          $0.525        38
------------------------------------------------------------------------------------------------------------------------------------
SW1       Galleria                          18,475           4.20%        10          95.4%            2          $0.870         4
SW2       Woodlake/Westheimer               11,055           2.51%        16          94.6%            7          $0.785        13
SW3       West Memorial/Briar Forest        20,523           4.66%         7          94.7%            5          $0.742        15
SW4       Westchase                         12,472           2.83%        14          94.9%            3          $0.822         7
SW5       Alief                             22,980           5.22%         3          92.2%           24          $0.663        21
SW6       Sharpstown/Westwood               25,608           5.82%         2          93.7%           11          $0.585        32
SW7       Gulfton/Bissonnet                 17,897           4.07%        11          91.5%           26          $0.599        28
SW8       Braeswood/Fondren SW              20,586           4.68%         6          94.5%            8          $0.609        27
SW9       Almeda/South Main                  4,757           1.08%        33          87.4%           30          $0.563        36
SW10      Fort Bend                          6,993           1.59%        25          93.4%           13          $0.855         5
SW11      Richmond/Rosenberg                 2,426           0.55%        36          91.7%           25          $0.673        20
------------------------------------------------------------------------------------------------------------------------------------
NW1       Brookhollow                       18,479           4.20%         9          92.4%           21          $0.629        26
NW2       Spring Branch                     17,537           3.99%        12          94.1%           10          $0.576        33
NW3       Inwood/Northwest                   5,695           1.29%        29          93.3%           14          $0.644        24
NW4       FM 1960 West/Champions            29,397           6.68%         1          92.9%           19          $0.724        17
NW5       FM 1960 West/Steeplechase         10,814           2.46%        17          92.3%           22          $0.814         8
NW6       Bear Creek/Copperfield             8,053           1.83%        22          94.7%            5          $0.780        14
NW7       Katy/Far West                      5,286           1.20%        31          89.8%           28          $0.795        10
NW8       Tomball/Far Northwest              1,619           0.37%        38          93.7%           11          $0.692        18
NW9       Woodlands/Far North                5,720           1.30%        28          92.3%           22          $0.826         6
------------------------------------------------------------------------------------------------------------------------------------
NE1       Northshore/Wood Forest             8,650           1.97%        20          88.6%           29          $0.662        22
NE2       Eastex Freeway/Near Northeast      5,021           1.14%        32          87.3%           31          $0.572        34
NE3       Northline/Aldine                   9,792           2.23%        18          84.3%           35          $0.556        37
NE4       Greenspoint                        8,469           1.92%        21          81.9%           37          $0.646        23
NE5       FM 1960 East/AH Airport            6,534           1.48%        26          94.9%            3          $0.675        19
NE6       Lake Houston/Kingwood              5,536           1.26%        30          81.7%           38          $0.792        11
NE7       Far East                           2,739           0.62%        35          85.9%           33          $0.564        35
------------------------------------------------------------------------------------------------------------------------------------
SE1       US-288/South                       6,386           1.45%        27          85.7%           34          $0.590        31
SE2       Gulfgate/Almeda Mall              20,852           4.74%         5          92.5%           20          $0.631        25
SE3       Galena Park/Jacinto City             695           0.16%        39          80.0%           39          $0.466        39
SE4       Pasadena/Deer Park                22,206           5.05%         4          90.9%           27          $0.594        29
SE5       Friendswood/Pearland               4,271           0.97%        34          94.3%            9          $0.810         9
SE6       Clear Lake                        18,808           4.27%         8          93.2%           15          $0.786        12
SE7       Baytown                            7,307           1.66%        24          83.1%           36          $0.591        30
------------------------------------------------------------------------------------------------------------------------------------
          * Totals/Averages                440,018         100.00%                    92.0%                       $0.703
====================================================================================================================================
* There are some apartment projects in Dickinson that are part of the Greater Houston Area yet are not part of an individual submarket. SOURCE: APARTMENT DATA SERVICES INC. AND CUSHMAN & WAKEFIELD OF TEXAS, INC.
====================================================================================================================================


THE WEST MEMORIAL/BRIAR FOREST SUBMARKET

The subject property is located in the WEST MEMORIAL/BRIAR FOREST submarket as defined by the Apartment Data Services Inc. The boundaries are Interstate 10 to the north, Westheimer to the south, S. Gessner to the east and Barker Clodine to the west.

                                                       APARTMENT MARKET ANALYSIS
================================================================================

The subject market contains 74 operating complexes and 20,523 operating units, plus another 215 non-operating units. Since 1995, 963 units (4.7%) have been renovated and there have been 3,229 units (15.7%) constructed. No complexes are under construction and one complex containing 149 units is proposed in the submarket at this time. In 1999, 731 new units were added and in 2000, no new units were added to the market.

Table AMA-2 presents the relative characteristics of the various submarkets within the city of Houston. The subject submarket ranks 7th in size of the 39 submarkets in the city making up 4.66 percent of the citywide apartment units. The submarket has an occupancy of 94.7 percent and ranks 5th in occupancy among the 39 submarkets. Occupancy level in the submarket peaked at 96.1 percent in September of 1997 but have since fallen. The submarket appears to be on the rebound as is evident by the rising occupancy level since December 1999 when occupancy bottomed out at 87.9 percent. Occupancy levels have increased 3.3 percent in the past 12 months and 5.4 percent in the past 6 months. The submarket has absorbed 945 units over the past year.

The submarket has an average rental rate of $0.742 per square foot per month and is ranked 15th among the submarkets analyzed. Rental rates on average have risen
6.3 percent in the past twelve months and 8.5 percent in the past six months. The average age of construction in the submarket is 1981. The majority of the projects built in the submarket were built between 1978 and 1983.


--------------------------------------------------------------------------------
           NO-BILLS PAID UNITS - WEST MEMORIAL/BRIAR FOREST SUBMARKET
                                 AS OF JUNE 2001
--------------------------------------------------------------------------------
                 NO. OF UNITS    PRICE             SIZE             RENTAL RATE
                   REPORTING
UNIT SIZE/SF                     ($/MO)             (SF)             ($PSF/MO)
================================================================================
Efficiency           910         $443               498                $0.890
--------------------------------------------------------------------------------
  1 BR             9,290         $608               746                $0.815
--------------------------------------------------------------------------------
  2 BR             8,156         $775              1,075               $0.721
--------------------------------------------------------------------------------
  3 BR             1,881         $873              1,402               $0.623
--------------------------------------------------------------------------------


ABSORPTION ANALYSIS

Based on historic information it appears that the West Memorial/Briar Forest submarket's current occupancy at 94.7 percent is near stabilized occupancy level for this market. Additions to supply have averaged 807 new units annually over the past four years whereas absorption has averaged 681 units over that same time frame. The market occupancy tends to fluctuate between 88 and 95 percent due to relatively constant additions to unit supply. Based on population growth estimates, continued unit demand is projected in the near future at 250 to 300 new units annually. A reduction in supply growth is necessary for occupancy levels to surpass 94 percent on a significant basis.


SUBJECT PERFORMANCE

The subject was 95 percent occupied at inspection, with an average rental rate of $0.758 per square foot per month. The subject's occupancy performance is slightly above the

                                                       APARTMENT MARKET ANALYSIS
================================================================================

submarket occupancy of 94.7 percent. The average occupancy rate among the comparable rental properties is 95 percent, which supports our stabilized occupancy conclusion. Based on the fact that the subject occupancy level tends to peak in the summer months, an overall occupancy level of in the 95 percent range during the summer months and a stabilized annual occupancy of 94 percent is reasonable. (Note: This is physical occupancy only, economic occupancy is expected to be lower).


CONCLUSION

Based on our review of the actual and historical occupancy at the subject, and the rental rate trends in the citywide market and the submarket, we conclude that the subject will achieve physical occupancy level in the 94 to 95 percent range by the middle of the summer season. It is our opinion that the property will perform well within the submarket because of its location, amenities and renovated condition.

                                                            PROPERTY DESCRIPTION
================================================================================

SITE DESCRIPTION

Location:                           The subject is located along the north line
                                    of Whittington Drive between Dairy Ashford and Eldridge, in far west Houston. The common address is 12850 Whittington Drive, Houston, Harris County, Texas.

Shape:                              Rectangular

Land Area:                          12 acres or 357,745 square feet

Frontage:                           The site contains significant frontage along
                                    the north side of Whittington Drive.

Street Improvements:                Whittington Drive is a concrete paved,
                                    two-lane, bi-directional secondary roadway.

Soil Conditions:                    We did not review a soil report and we
                                    assume that the soil's load-bearing capacity is sufficient to support the existing structures. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate. Based on information provided by property ownership, there is a fault hazard band traversing the subject. The current improved property uses this area for surface parking and landscaped area. We assume that this fault condition has no adverse effect on the subject, as improved. We are not qualified to render an opinion relative to this condition and strongly suggest that an expert be engaged.

Utilities:                          All utilities, including electricity, water,
                                    sewer, natural gas, and telephone are
                                    currently available to the site.

Access: The site is primarily accessed curb cuts along Whittington Drive and then through security gates.

Land Use Restrictions:              We were not given a title report to review.
                                    We do not know of any easements,
                                    encroachments, or restrictions that would adversely affect the site's use. However, we recommend a title search to determine whether any adverse conditions exist.

Flood Hazard:                       According to Community Panel No.
                                    48201C0830-J, National Flood Insurance Rate
                                    Map, effective November 6, 1996, the subject property partially is in Flood Hazard Zone
                                    X, which is not within the 500 year flood plain.

                                                            PROPERTY DESCRIPTION
================================================================================

Insert Site Plan

                                                            PROPERTY DESCRIPTION
================================================================================

Wetlands:                           We were not given a Wetlands survey. If
                                    subsequent engineering data reveal the
                                    presence of regulated wetlands, it could materially affect property value. We recommend a wetlands survey by a competent engineering firm.

Seismic Hazard:                     The site is not located in a Special Study
                                    Zone.

Site Improvements:                  The subject is improved with 4, 3-story
                                    apartment buildings containing a total of 416 units. Other site improvements include a swimming pool, jacuzzi, pavement, covered parking areas and common area landscaping.

Hazardous Substances:               We were not provided with a Phase I
                                    Environmental Site Assessment. We observed no evidence of toxic or hazardous substances during our inspection of the site. However, we are not trained to perform technical environmental inspections and recommend the services of a professional engineer for this purpose.

                                    We are not qualified to detect hazardous materials and we have not considered any cost deductions associated with these items.

Comments:                           Currently, the site is typical of other
                                    multi-family sites in the area. The
                                    topography is suitable for multi-family type uses.


IMPROVEMENT DESCRIPTION

The following physical description of improvements was developed from our recent discussions with on-site management, our physical inspection of the property, and the provided building and property information. The subject is improved with a 416 unit apartment complex that was completed in 1982. The total net rentable area is 296,712 square feet, which results in an average unit size of 713 square feet. Construction characteristics include wood framing with stucco and wood veneer exterior with a pitched roof.

It should be noted that we inspected a representative sample of units and found them to be in average to good condition. All of the units are assumed to be in similar condition.

The subject contains numerous floor plans. The unit mix is shown as follows:

                                                            PROPERTY DESCRIPTION
================================================================================

                                          UNIT MIX AND OCCUPANCY LEVELS
=============================================================================================================
UNIT            TYPE                    TOTAL #         SF      TOT SF        VACANT    OCCUPIED      % OCC.
-------------------------------------------------------------------------------------------------------------
BLU1            1BR/1BA                  48             687      32,976         1          47           98%
BLU2            1BR/1BA                  48             687      32,976         1          47           98%
BLU3F           1BR/1BA F                48             687      32,976         1          47           98%
BMF2            1BR/1BA F                14             661       9,254         2          12           86%
BMI1            1BR/1BA                  30             661      19,830         1          29           97%
BMI2            1BR/1BA                  16             661      10,576         1          15           94%
BMXFG3          1BR/1BA W/SUN            16             700      11,200         0          16          100%
BS1             1BR/1BA                  32             539      17,248         1          31           97%
BS2             1BR/1BA                  16             539       8,624         3          13           81%
BS2D            1BR/1BA W/WIN            16             539       8,624         0          16          100%
BS3             1BR/1BA                  16             539       8,624         0          16          100%
BTFUX           TH 1BR/1BA                8             818       6,544         1           7           88%
DU1             2BR/1BA                  19             853      16,207         2          17           89%
DU1W            2BR/1BA                   1             853         853         0           1          100%
DU2             2BR/1BA                  20             853      17,060         1          19           95%
DU3F            2BR/1BA W/FP             20             853      17,060         0          20          100%
FU1             2BR/2BA                  24             960      23,040         2          22           92%
FU2             2BR/2BA                  24             960      23,040         2          22           92%
-------------------------------------------------------------------------------------------------------------
TOTAL                                   416                     296,712        19         397           95%
=============================================================================================================


The subject's common area amenities include two swimming pools, jacuzzi, clubhouse, and landscaped and lighted grounds. Unit amenities include kitchens with oven/ranges with a range hood, dishwashers and sinks with disposals. The bathrooms have package tub/showers, porcelain toilets and sinks.


General Description

     Year Built:                    1982

     Average Unit Size:             713

     Number of Stories:             2 & 3

Construction Detail

     Foundation:                    Reinforced concrete slab.

     Framing:                       Wood stud wall construction.

     Exterior Walls:                Stucco and wood veneer.

     Roof Structure/Cover:          Pitched with plywood decking.

     Windows:                       Aluminum frame and single-paned glass
                                    windows with screens.

     Exterior Doors:                Front entry doors are solid wood with raised
                                    panel designs and are equipped with
                                    reinforced dead bolts and peep holes. All interior doors are painted hollow core with

                                                            PROPERTY DESCRIPTION
================================================================================

                                    standard grade hardware.

Mechanical Detail

     Heating and Cooling:           Each unit is equipped with a ground or roof
                                    mounted electric single-unit HVAC system.

     Plumbing:                      Assumed to be per city code. Hot water for
                                    the units is provided by central boiler
                                    systems.

     Electric Service:              Each unit is equipped with separate
                                    electrical meters. Electric service is
                                    assumed to meet city code.

     Fire Protection:               Smoke Detectors.

Interior Detail

     Floor Covering:                Carpet over pad in living, dining, and
                                    bedroom areas and sheet vinyl tile in
                                    kitchen and bathroom.

     Walls:                         Painted and textured gypsum board.

     Ceilings:                      Painted and textured gypsum board.

     Lighting:                      Fluorescent and/or incandescent with
                                    standard apartment fixtures. Some units have ceiling fans with light fixtures.

     Bathrooms:                     Depending upon the unit type, each apartment
                                    is equipped with one or two full baths. Full baths consists of a shower/tub kit with wall mounted shower head, toilet and sink, sheet vinyl floor covering, and painted gypsum board walls.

Site Improvements

     On-Site Parking:               Open-surface, striped parking lot, concrete
                                    paved with an adequate number of parking spaces.

     Landscaping:                   The grounds are attractively landscaped with
                                    trees, bushes, shrubs, and sod; there is no sprinkler system.

     Other Amenities:               The property has controlled access gates,
                                    two swimming pools, a playground, a heated
                                    Jacuzzi, three laundry facilities, a
                                    clubhouse/leasing center, and landscaped and lighted grounds.

                                                            PROPERTY DESCRIPTION
================================================================================

     Condition:                     The improvements are in average condition
                                    for their age.

Americans With Disabilities Act:    The Americans with Disabilities Act (ADA)
                                    became effective January 26, 1992. We have not made, nor are we qualified by training to make, a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey and a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since we have not been provided with the results of a survey, we did not consider possible non-compliance with the requirements of ADA in estimating the value of the property.

Design Features
and Functionality:                  The building and site improvements are
                                    attractive, functionally efficient and
                                    appear to be well adapted to the site. The unit interiors are considered to be of average to good quality. As a result, the apartment complex should continue to be competitive with other nearby complexes. The subject improvements are estimated to have an overall economic life expectancy of approximately 45 years. The effective age of the improvements is considered to be the same as the actual or chronological age, which is 18 years. Therefore, the remaining economic life of the improvements is about
                                    27 years.

Personal Property Included in
Value Estimate:                     None

Deferred Maintenance:               None

                                             REAL PROPERTY TAXES AND ASSESSMENTS
================================================================================

The subject property is under four taxing jurisdictions: Harris County, Houston Independent School District, Houston Community College and the City of Houston. Taxes are levied against all real property in this locale for the purpose of providing funding for the various municipalities. The amount of ad valorem taxes is determined by the current assessed value for the property in conjunction with the total combined tax rate for the municipalities. The assessors' parcel identification number is 115-085-000-0004, 115-085-000-0005 and
115-085-000-0006.


TAX RATES

Following is a chart presenting the tax rates levied by the above noted taxing jurisdictions.


         =============================================================
                TAXING AUTHORITY                   2000 TAX RATE
         =============================================================
            Harris County                               $0.64802
            City of Houston                             $0.65500
            Houston Community College                   $0.08233
            Houston ISD                                 $1.51900
         -------------------------------------------------------------
                TOTAL                                   $2.90435
         =============================================================


TAX ASSESSMENT

The Harris County Appraisal District establishes the assessed value on real property for all of the previously noted taxing jurisdictions. By state law, the appraisal district is required to re-evaluate all real property every three years. Tax rates for 2001 have not been established at this time. Following are the historical assessments for the subject property.


========================================================================================================
                                       SUBJECT'S ASSESSED VALUE
========================================================================================================
                                                                                         2001
                          1998                  1999                2000             (PRELIMINARY)
========================================================================================================
Acct#115-085-000-0004
Land                     $522,720            $522,720              $522,720             $609,840
Building               $1,665,980          $1,943,280            $1,943,280           $2,450,060

Acct#115-085-000-0005
Land                     $522,720            $522,720              $522,720             $609,840
Building               $2,933,880          $3,422,880            $3,422,880           $3,379,360

Acct#115-085-000-0006
Land                     $522,720            $522,720              $522,720             $609,840
Building               $2,665,280          $3,324,240            $3,324,240           $3,250,960
--------------------------------------------------------------------------------------------------------
Total                  $8,833,300         $10,258,560           $10,258,560          $10,909,900
========================================================================================================

                                             REAL PROPERTY TAXES AND ASSESSMENTS
================================================================================

The subject property's 2001 preliminary assessment of $26,226 per unit results in a tax liability of $762 per unit or $316,862 annually, applying 2000 combined tax rates.


TAX COMPARABLES

The following chart illustrates three comparable property assessments.


------------------------------------------------------------------------------------------------------------------
        COMPARABLE             NO. OF UNIT          YEAR BUILT          2001 PRELIMINARY       VALUE PER UNIT
                                                                             VALUE
------------------------------------------------------------------------------------------------------------------
The Myriad                         288                 1983                $8,627,000              $29,955
1520 Enclave Pkwy
------------------------------------------------------------------------------------------------------------------
Silverado
1335 Silverado                     344                 1978               $10,181,300              $29,597
------------------------------------------------------------------------------------------------------------------
The Gables                         140                 1983                $5,290,600              $37,790
12730 Whittington
------------------------------------------------------------------------------------------------------------------


The subject's current assessment is well below the range shown by the comparables. We project an assessment of $30,210 per unit would be reasonable which result in a tax liability of $877 per unit or approximately $365,000 applying 2000 combined tax rates.

                                                                          ZONING
================================================================================

There is no zoning in Harris County. Each parcel is developed based upon its highest and best use as determined by its location, balance of the area development, utilities, and deed restrictions.

We know of no deed restrictions, private or public, that further limits the subject property's use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this appraisal assignment. Deed restrictions are a legal matter and only a title examination by an attorney or Title Company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.

                                                            HIGHEST AND BEST USE
================================================================================

HIGHEST AND BEST USE OF SITE AS THOUGH VACANT

According to the DICTIONARY OF REAL ESTATE APPRAISAL, THIRD EDITION (1993), a publication of the APPRAISAL INSTITUTE, the highest and best use of the site as though vacant is defined as:

         Among all reasonable, alternative uses, the use that yields the highest present land value, after payments are made for labor, capital, and coordination. The use of a property based on the assumption that the parcel of land is vacant or can be made vacant by demolishing any improvements.

We evaluated the site's highest and best use as if vacant and as currently improved. In both cases, the highest and best use must meet the aforementioned criteria. The use must be 1) physically possible; 2) legally permissible; 3) financially feasible; and 4) maximally productive.

The first test is what is physically possible. As discussed in the Property Description section of this report, the site's size and soil conditions do not significantly limit its use. With 12 acres, the subject, as vacant, is large enough to accommodate most suburban land uses, with such exceptions as a major commercial or industrial development or a regional shopping center. The critical city utilities are available and should not impede the timing of the site's development.

The second test concerns permitted uses. The site is not zoned. Additionally, we are not aware of any deed restrictions that would preclude specific types of development. Various easements encumber the site but have been dedicated for the normal development of the existing improvements. It is our understanding that these easements could likely be modified if necessary to accommodate other development.

The third and fourth tests are, respectively, what is feasible and what will produce the highest net return to the land. These items will be address in tandem. Of primary significance to financially feasible uses of the property is its specific location, which influences the possible alternative uses for future development. The subject tract is located along the north line of Whittington Drive between Dairy Ashford and Eldridge. Whittington Drive is an interior roadway. Dairy Ashford and Eldridge provide good access and good visibility, which tends to suggest the site's potential for some type of commercial development including multi-family or development such as a restaurant.

As discussed in the preceding Apartment Market Analysis section of this report, there has been substantial improvement in the multi-family residential market over the last five years throughout the metropolitan area and nationally. Presently, the subject's market area is performing well with stabilized rental rates and occupancy rates generally above 90 percent. Restaurant development is possible, however, it is not the most feasible use of the site given its large size at 12 acres.

Therefore, it is our opinion that the highest and best use of the subject, as if vacant, is for multi-family residential development, likely consisting of a garden style type apartment complex.

                                                            HIGHEST AND BEST USE
================================================================================

HIGHEST AND BEST USE OF PROPERTY AS IMPROVED

According to the DICTIONARY OF REAL ESTATE APPRAISAL, highest and best use of the property as improved is defined as:

         THE USE THAT SHOULD BE MADE OF A PROPERTY AS IT EXISTS. AN EXISTING PROPERTY SHOULD BE RENOVATED OR RETAINED AS IS SO LONG AS IT CONTINUES TO CONTRIBUTE TO THE TOTAL MARKET VALUE OF THE PROPERTY, OR UNTIL THE RETURN FROM A NEW IMPROVEMENT WOULD MORE THAN OFFSET THE COST OF DEMOLISHING THE EXISTING BUILDING AND CONSTRUCTING A NEW ONE.

As noted in the Property Description section of this report, the subject site is improved with a 416-unit garden apartment complex and related site improvement that were built in 1982. The improvements are functional in design and are average condition.

The subject is 95 percent occupied and achieving an average achieved rental rate of approximately $0.758 per square foot. Since occupancy rates tend to reach the highest in June or July, We project that the subject's physical occupancy will stabilize in the 93 to 94 percent range.

The data within the Apartment Market Analysis revealed that the market is stabilized and the rental rate and occupancy levels achieved by the subject property should become competitive with other nearby apartment complexes. This conclusion is supported by the data and analysis presented in the balance of this report. It is our opinion that the existing improvements are capable of providing a satisfactory return to the land over both the near and long term. For these reasons, it is our opinion that the highest and best use of the site, as improved, is for its continued use as developed with a garden type apartment complex.

                                                               VALUATION PROCESS
================================================================================

In this appraisal, we have used the Sales Comparison Approach and the Income Capitalization Approach to develop a market value estimate.

The Cost Approach was not performed for the following reasons:

         o This approach is more relevant for new construction or where sufficient information is available to reasonably estimate the replacement cost new of the improvements and land.

         o The investment marketplace does not typically trade apartment complexes such as the subject on a cost/value basis, particularly in markets where it is generally perceived that cost may exceed value, and particularly for complexes like the subject, which are in excess of ten years old.

         o The subjectivity of accurately estimating accrued depreciation of the existing improvements significantly limits the reliability of this approach.

In the Sales Comparison Approach, we:

         o        Searched the market for recent sales.

         o Analyzed those sales on the basis of the sales price per unit and the Effective Gross Income Multiplier (EGIM).

         o Correlated the various value indications into a point value estimate from within the range.

In developing the Income Capitalization Approach we:

         o Studied rents in effect in this and competing complexes to estimate potential rental income at market levels.

         o        Estimated income from sources other than apartment rentals.

         o Studied the recent history of operating expenses at this and competing properties to estimate an appropriate level of stabilized expenses and reserves for replacement.

         o Estimated net operating income by subtracting stabilized expenses from potential gross income.

         o Capitalized stabilized net operating income into an indication of capital value.

         o Performed the Direct Capitalization Method and Discounted Cash Flow analysis in order to estimate the subject's value on an as-is and prospective basis.

In estimating the final value, we performed the following:

         o Reviewed and re-examined each of the approaches to value which were employed.

         o Considered the type and reliability of the data used and applicability of each approach.

         o        Reconciled the approaches to a final value conclusion.

                                                       SALES COMPARISON APPROACH
================================================================================

METHODOLOGY

In the Sales Comparison Approach, the appraiser estimates the value of a property by comparing it with similar, recently sold properties in the surrounding or competing area. Inherent in this approach is the principle of substitution which holds that when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution. By analyzing sales that qualify as arms-length transactions between willing and knowledgeable buyers and sellers, we can identify market value and price trends. The properties must be reasonably comparable to the subject in physical, locational, and economical characteristics. The basic steps of this approach are:

         1. Research recent, relevant property sales and current offerings throughout the competitive area;

         2. Select and analyze properties that are similar to the subject, giving consideration to the date of sale, any change in economic conditions that may have occurred between the sale date and the date of value, and other physical, functional, or locational factors;

         3. Identify sales that include favorable financing and calculate the cash equivalent price;

         4. Reduce the sale prices to a common unit of comparison such as price per square foot of net rentable area, the price per unit and the effective gross income multiplier;

         5. Make appropriate adjustments to the prices of the comparable properties; and

         6. Interpret the adjusted sales data and draw a logical value conclusion.

In this instance, the sale prices of the comparables were reduced to those common units of comparison used by purchasers, sellers, brokers and appraisers to analyze improved properties that are similar to the subject. Of the available units of comparison, the sales price per unit (used by buyers, sellers, and brokers), as well as the effective gross income multiplier method (EGIM), employed predominantly by appraisers, are most commonly used in the market.

Generally, the EGIM is considered the most reliable indicator of value because it considers the income characteristics of the property. However, the price per unit provides an alternative value indication and a check for reasonableness. The chart and map on the following pages summarize recent market data considered to be most indicative of the subject's current market value. Detail sheets with photographs relating to each of the sales can be found in the ADDENDA of this report.

                              WALDEN POND APARTMENT
                             12850 WHITTINGTON DRIVE
                                 HOUSTON, TEXAS

                       COMPARABLE APARTMENT SALES SUMMARY

===============================================================================================================================

                                                  CASH                   NET                             PERCENT     MONTHLY
            NAME/ADDRESS/           SALE       EQUIVALENT    YEAR     RENTABLE    NO. OF    AVG. UNIT   OCCUPIED @   RENT PER
NO.           SUBMARKET             DATE      SALES PRICE     BUILT      AREA      UNITS     SIZE (S)      SALE         SF
===============================================================================================================================
1     Edge Lake                   Nov-00    $6,600,000       1984      160,320     216        742          92%      $0.80
      3010 Nasa Road One
      Clear Lake

2     Madison Park                Jan-01    $23,500,000      1977      516,528     576        897          93%      $0.74
      9801 Meadow Glen
      Westchase

3     Chateaux Dijon              Mar-01    $10,650,000      1968      267,803     313        856          92%      $0.71
      16201 El Camino Real
      Clear Lake

4     Pirate's Landing            Mar-01    $12,500,000      1990      196,434     230        854          94%      $0.85
      2727 Nas Road One
      Clear Lake

5     Boca Springs                Mar-01    $9,662,500       1977      225,352     296        761          93%      $0.76
      3777 S. Gessner
      Westchase

6     Arbor at West Oaks          Jun-01    $8,100,000       1981      207,175     222        933          85%      $0.68
      12707 Bellaire
      Alief
===============================================================================================================================
      WALDEN POND
      12850 WHITTINGTON DRIVE                                1982      296,712     416        713          95%      $0.76
      HOUSTON, TEXAS
===============================================================================================================================
                                Low                          1968      160,320     216        742          85%      $0.68
      Data Range:               High                         1990      516,528     576        933          94%      $0.85
                                Median                       1979      216,264     263        855          93%      $0.75
===============================================================================================================================

============================================================================================
                                         SALE                                  GOING-IN
            NAME/ADDRESS/                PRICE                    EXPENSE    CAPITALIZATION
NO.           SUBMARKET                  PER UNIT      EGIM     RATIO (EGI)      RATE
============================================================================================
1     Edge Lake                         $30,556       4.66         54.92%         9.67%
      3010 Nasa Road One
      Clear Lake

2     Madison Park                      $0,799        5.53         48.80%         9.26%
      9801 Meadow Glen
      Westchase

3     Chateaux Dijon                    $34,026       5.07         59.59%         7.97%
      16201 El Camino Real
      Clear Lake

4     Pirate's Landing                  $54,348       6.62         43.84%         8.49%
      2727 Nas Road One
      Clear Lake

5     Boca Springs                      $32,644       5.03         55.44%         8.86%
      3777 S. Gessner
      Westchase

6     Arbor at West Oaks                $36,486       5.02         52.38%         9.49%
      12707 Bellaire
      Alief
============================================================================================
                                Low     $30,556       4.66         43.8%          7.97%
      Data Range:               High    $54,348       6.62         59.6%          9.67%
                                Median  $35,256       5.05         53.7%          9.06%
============================================================================================

                                                       SALES COMPARISON APPROACH
================================================================================

Insert Sales Map

                                                       SALES COMPARISON APPROACH
================================================================================

Comparability of physical, local market and economic characteristics are some of the more important criteria in analyzing these sales in relation to the subject property. The comparable properties were constructed from 1968 to 1990 with the subject being built in 1982. All of the sales are relatively similar in construction quality and type as the subject and offer similar amenity packages. The properties were reportedly in fair to average condition at the time of sale. Also, the occupancy rates of these properties were stabilized or near stabilized at 85 to 94 percent at the time of sale.

The comparables shown previously indicate a variance in sales prices ranging from $30,556 to $54,348 per unit on a cash equivalent basis. With respect to the overall analysis, it appears that the variance in sale prices is primarily associated with the quality or age of the complex, as well as locational differences, average unit size, and the condition of improvements at the time of sale. However, it is important to address each property in terms of the conventional sequence of adjustments relative to the subject as follows. The analysis primarily concentrates on differences meriting adjustment with the specific aspects of the most comparable sales noted in the summary chart.


PROPERTY RIGHTS CONVEYED

As shown in the summary chart, all of the comparables are substantially occupied and encumbered by short-term leases; therefore, the leased fee estate was conveyed in each case. Consequently, no adjustments are warranted for differences in property rights conveyed.


SELLER FINANCING/CASH EQUIVALENCY

None of the comparables included below market seller financing based on our conversations with the sources involved in the transactions. Therefore a cash equivalency adjustment has not been made to these sales.


CONDITIONS OF SALE

We identified no special motivational conditions concerning the comparable sales. Therefore, in our opinion, no adjustments are warranted for special motivational conditions. Therefore, we have not made any adjustments to the sales for special conditions or motivational influence.


SALES PRICE PER UNIT ANALYSIS


MARKET CONDITIONS

As shown in the summary table, the most comparative transactions occurred between November 2000 and June 2001. All of the sales occurred under similar market conditions and no adjustment was warranted.

Other Adjustments

The additional adjustments warranted by the comparables are described for each property below with most of these adjustments involving location, condition, age-quality issues, or economic characteristics.

                                                       SALES COMPARISON APPROACH
================================================================================

Comparable I-1 represents the sale of Edge Lake, which is located in the Clear Lake submarket. The Clear Lake submarket is superior to the subject West Memorial/Briar Forest submarket in economic characteristics. The Edge Lake Apartments are situated along the north line of Nasa Road One, but they do not front Clear Lake. From a condition standpoint, this facility is slightly inferior to the subject. The buyer's representative stated that the property is likely to be repositioned to a Class A/B product type through renovation and that cost would likely exceed $10,000 per unit. Additionally, Edge Lake has a similar average unit size of 742 square feet. This project was 92 percent occupied at the time of sale. In the final analysis, with a sales price of $30,556 per unit, a downward adjustment is warranted for location.

Comparable I-2, Madison Park, is located in the Westchase submarket, which is superior to the subject West Memorial/Briar Forest market area. Considering the construction date in 1977 and recent renovation, this complex is similar to the subject in effective age, quality and age. This complex has a substantially larger average unit size as compared to the subject. The project offers 576 units with an average unit size of 897 square feet. The project was 93 percent occupied at the time of sale. At $40,799 per unit, this sale warrants downward adjustment for superior location and larger average sized units.

Comparable I-3, Chateaux Dijon, is located in the Clear Lake submarket along El Camino Real. This property is superior to the subject in terms of location, inferior in effective age (1968) and condition, and larger in average unit size at 856 square feet. The sale has 313 units and occupancy at sale of 92 percent. In summary, with a sales price of $34,026 per unit, this sale warrants downward adjustment for location, upward adjustment for condition and downward adjustment for unit size.

Comparable I-4, Pirate's Landing, is located in the Clear lake submarket along Clear Lake, which is a superior characteristic with lake frontage and lake view units. This sale is newer having been constructed in 1990. It has an average unit size of 854 square feet and an occupancy level of 94 percent. At a sales price of $54,348 per unit, this sale is considered superior to the subject warranting a downward adjustment for lake frontage, superior unit size and age/condition.

Comparable I-5 reflects the sale of Boca Springs, which is located in the Westchase submarket along Gessner. This sale is superior in location as compared to the subject. The quality of construction, condition and overall appeal of this complex is similar to the subject. This complex contains 296 units with a similar average unit size of 761 square feet. Overall, with a sales price of $32,644 per unit, this warrants a downward adjustment for location but is otherwise a reasonable indication of value for the subject.

Comparable I-6 is located in the Alief submarket which is inferior to the subject market area. This sale includes similar physical characteristics as compared to the subject including effective age, recent renovation, construction quality and amenities. Significant differences include the substantially larger average unit size of 933 square feet versus the subject at 713 square feet. Overall, this sale warrants a downward adjustment for unit size.

The chart following summarizes the applicable adjustments.

                                                       SALES COMPARISON APPROACH
================================================================================

Insert Summary of Sales Analysis Per Unite Methodology

                                                       SALES COMPARISON APPROACH
================================================================================

Based on the available data, we have concluded to a value range of $29,000 to $31,000 per unit for the subject. The average adjusted price among the comparables is $30,242 per unit. The subject's estimated value via the sales price per unit analysis is calculated as follows:

         416 Units X $30,000 Per Unit =         $12,480,000

         Less: Deferred Maintenance             -        $0
                                                -----------
                                                $12,480,000

                Rounded to, $12,500,000


EFFECTIVE GROSS INCOME MULTIPLIER ANALYSIS

The Effective Gross Income Multiplier (EGIM) is a ratio, which measures the relationship between the sales price of a property and its effective gross income. Effective gross income is the total annual income that a property would produce after an allowance for vacancy and credit loss. Generally speaking, an effective gross income multiplier is inversely related to the expense ratio and overall rate (i.e., a higher multiplier reflects a lower expense ratio and overall vacancy and vice versa) when stable conditions are present. It can be a reliable method of comparison when extracted from market data that exhibits a high degree of uniformity, particularly with respect to location, risk, age, financing, anticipated vacancy and expense ratio.

Where possible, the expense ratios of the comparable properties have been calculated by dividing the estimated expenses by the indicated effective gross annual income. In this analysis, sufficient data was available on all of the comparables and the expense ratios and EGIMs calculated for this analysis are based on actual occupancy levels at the time of sale rather than pro forma occupancy levels. The effective gross income multipliers exhibited by the comparable sales range from 4.66 to 6.62. Following is a summary of the expense ratios and EGIM's for each of the comparable sales.


                -------------------------------------------------
                     COMPARABLE SALE RATE AND RATIO ANALYSIS
                -------------------------------------------------
                                PERCENT                 EXPENSE
                SALE    SALE    OCCUPIED      EGIM      RATIO
                NO.     DATE    @ SALE                  (EGI)
                =================================================
                 1      Nov-00     92%         4.66     54.92%
                 2      Jan-01     93%         5.53     48.80%
                 3      Mar-01     92%         5.07     59.59%
                 4      Mar-01     94%         6.62     43.84%
                 5      Mar-01     93%         5.03     55.44%
                 6      Jun-01     85%         5.02     52.38%
                =================================================
                        HIGH                   4.66      0.4384
                        LOW                    6.62      0.5959
                      AVERAGE                  5.05      0.5365
                -------------------------------------------------


All of the sales had achieved a stabilized or near occupancy level of the time of sale. The expense ratios of the comparables fall within a range of 43.84 percent to 59.59 percent and average 53.65 percent. The subject's projected expense ratio equates to 54.4 percent of the

                                                       SALES COMPARISON APPROACH
================================================================================

effective gross income. This expense ratio, which is based on our projected effective rental rates for the subject, is near the average of the cited range of the expense ratios exhibited by the comparable sales. The subject is most similar to I-1, I-5 and I-6 with expense ratios that average 54.25 percent and EGIMs that average 4.90.

An inverse relationship generally exists between the expense ratio and the EGIM, i.e., the higher the expense ratio, the lower the EGIM. Conversely, the lower the expense ratio, the higher the EGIM. Hence, since the occupancy rates for the sales are relatively consistent ranging from 85 to 95 percent, as the expense ratios increase, it would be expected that the EGIMs would decrease, all other things being equal. As evidenced by the chart, the sales included generally follow this trend. All of the comparables have a relatively narrow range of expense ratios of 43.84 to 59.59 percent. Although not an absolute trend, these sales do exhibit a narrow range of EGIMs between 4.66 to 6.62. The sales do in fact show an inverse relationship trend between expense ratios and EGIMs.

The subject's pro forma occupancy and the expense ratio are within the range. It is our opinion that the EGIM applicable to the subject should be within the range indicated by sales I-1, I-5 and I-6 which have expense ratios of 52.38 to
55.44 percent and EGIMs between 4.66 to 5.03. Therefore, an EGIM of 4.90 is considered appropriate for the subject. This multiplier is applied to the stabilized effective gross income estimated for the subject of $2,568,673 (see Income Approach section of this report) resulting in a value conclusion as follows:

         Effective Gross Income X EGIM = Indicated Value

                  $2,568,673 X 4.90 =           $12,586,000

                  Less: Deferred Maintenance             $0
                                                -----------
                                                $12,586,000

                                        Rounded to, $12,600,000


We concluded that the value by the price per unit analysis was $12,500,000, while the EGIM analysis produced a value indication of $12,600,000. Both analyses reflect reasonable indications of value. After considering all factors, it is our opinion that a reconciled value for the subject property by the Sales Comparison Approach is $12,600,000.

                                                  INCOME CAPITALIZATION APPROACH
================================================================================

METHODOLOGY

The Income Capitalization Approach is a method of converting the anticipated economic benefits of owning property into a value estimate through capitalization. The principle of anticipation underlies this approach in that investors recognize the relationship between an asset's income and its value. In order to value the anticipated economic benefits of a particular property, potential income and expenses must be estimated, and the most appropriate capitalization method must be selected.

The two most common methods of converting net income into value are direct capitalization and discounted cash flow analysis. In direct capitalization, net operating income is divided by an overall rate extracted from market sales to indicate a value. In the discounted cash flow method, anticipated future net income streams and a reversionary value are discounted to an estimate of net present value at a chosen yield rate (internal rate of return).

Direct capitalization is particularly appropriate in the instance of an apartment complex where occupancy is stabile and both market rental rates and occupancy levels are easily supportable. In this instance, the subject occupancy is below the projected stabilized level. Occupancy levels throughout the submarket recently declined as a result of unit supply outpacing demand, but over the past few months have shown significant improvement. We utilized the direct capitalization method to value the subject on a prospective basis.

Anticipated changes in rental rate and occupancy levels are difficult to quantify using the direct capitalization method. The discounted cash flow technique allows for anticipated change, and we have analyzed the subject property on an as-is and prospective basis utilizing the discounted cash flow technique as a result. The following is an analysis of the current market rental rates, existing leases in place, other revenue, vacancy/collection loss projections, and operating expenses for the subject property. Historical expense and income information pertaining to the subject was utilized along with operating information from comparable property.


UNIT RENTAL RATE ANALYSIS

In an effort to estimate the market rent for the subject's basic unit types, we surveyed competitive apartment complexes in the local market area. Eight of the most comparable are emphasized in this analysis. The number of units within the projects ranges from 140 to 760 units and they total 3,548 units. These projects range in year of construction from 1979 to 1983.

                                                  INCOME CAPITALIZATION APPROACH
================================================================================


===============================================================================================================================
                                               QUOTED RENTAL RATE COMPARISON
===============================================================================================================================
                                                                                                    MONTHLY
 COMP.                                        NUMBER          YEAR OF        AVERAGE UNIT           QUOTED           OCCUPANCY
NUMBER                 PROJECT               OF UNITS      CONSTRUCTION        SIZE (SF)         BASE RENT PSF          RATE
===============================================================================================================================
  R-1          Chelsea Court                   760              1982              804                $0.704            95%
  R-2          The Myriad                      288              1982              797                $0.773            98%
  R-3          Roseland Place                  671              1982              726                $0.793            95%
  R-4          Ashton Park                     720              1982              813                $0.773            95%
  R-5          The Gables                      140              1983              894                $0.775            98%
  R-6          Silverado                       344              1979              724                $0.838            93%
  R-7          Mansions of Shadowbriar         259              1983            1,004                $0.745            94%
  R-8          The Crossing                    366              1981              764                $0.780            95%
                                             -----                                                                     ---
                                             3,548

SUBJECT        WALDEN POND                     416              1982              713                $0.781            95%
===============================================================================================================================

                                                  INCOME CAPITALIZATION APPROACH
================================================================================

Insert rental map

                                                  INCOME CAPITALIZATION APPROACH
================================================================================

As indicated by the previous chart, occupancy levels among the comparable vary from 93 to 98 percent with an average of 95 percent. The following chart illustrates a comparison of the current quoted rents for each type of subject unit relative to similar quoted rents for comparable apartment units contained within the competing complexes surveyed. All of the comparables are leased on a PLUS ELECTRIC basis, wherein the tenants are responsible for the cost of electricity to their own apartment units. The subject complex is individually metered and tenants pay their own electricity bills.

                                                  INCOME CAPITALIZATION APPROACH
================================================================================

===============================================================================================================================
                                                    RENTAL COMPARISONS
===============================================================================================================================
ONE BEDROOM, ONE BATH 539 SQUARE FEET
COMP                                     YEAR              UNIT                                     RENT PER      RENT PER
NO.            NAME                    COMPLETED          TYPE         AMENITIES     SIZE (SF)         UNIT          SF
===============================================================================================================================
1              Chelsea Court             1982              1-1         CF,WDC            576         $477         $0,828
2              The Myriad                1982              1-1         CF,WDC            576         $510         $0.885
6              Silverado                 1979              1-1         CF-WDC            536         $509         $0.950
8              The Crossing              1981              1-1         CF-WDC            606         $510         $0,842
                                                          ---------------------------------------------------------------------
                                                          Range        Low               536         $477         $0.828
                                                                       High              606         $510         $0.950
                                                                       Average           574         $502         $0.876
                                                          ---------------------------------------------------------------------
                                                          SUBJECT 1/1 UNITS              539         $483         $0.896
                                                          CURRENT QUOTED RENT
                                                          ESTIMATED MARKET RENT          539         $477         $0.885
                                                          ---------------------------------------------------------------------
===============================================================================================================================

===============================================================================================================================
ONE BEDROOM, ONE BATH 661, 687, 700 SQUARE FEET
COMP                                    YEAR               UNIT                                     RENT PER      RENT PER
NO.            NAME                   COMPLETED           TYPE         AMENITIES     SIZE (SF)         UNIT          SF
===============================================================================================================================
1              Chelsea Court             1982              1/1         CF,WDC            668         $449         $0.672
2              The Myriad                1982              1/1         CF,WDC            668         $548         $0.820
3              Roseland Place            1982              1/1         CF,WDC            689         $540         $0.784
3              Roseland Place            1982              1/1         CF,WDC            733         $570         $0,778
3              Roseland Place            1982              1/1         CF,WDC            742         $595         $0.802
4              Ashton Park               1982              1/1         CF,WDC            668         $535         $0.801
5              The Gables                1983              1/1         CF,WDC            715         $595         $0.832
5              The Gables                1983              1/1         CF,WDC            737         $615         $0.834
6              Silverado                 1979              1/1         CF,WDC            632         $559         $0.884
6              Silverado                 1979              1/1         CF,WDC            685         $577         $0.842
6              Silverado                 1979              1/1         CF,WDC            723         $595         $0.823
8              The Crossing              1981              1/1         CF,WDC            721         $560         $0.777
8              The Crossing              1981              1/1         CF,WDC            741         $570         $0.769
                                                          ---------------------------------------------------------------------
                                                          Range        Low               632         $449         $0.672
                                                                       High              742         $615         $0.884
                                                                       Average           702         $562         $0.801
                                                          ---------------------------------------------------------------------
                                                          SUBJECT 1/1 UNITS              661         $530         $0.802
                                                          CURRENT QUOTED RENT
                                                          ESTIMATED MARKET RENT          661         $506         $0.766
                                                          ---------------------------------------------------------------------
                                                          SUBJECT 1/1 UNITS              687         $562         $0.818
                                                          CURRENT QUOTED RENT
                                                          ESTIMATED MARKET RENT          687         $532         $0.774
                                                          ---------------------------------------------------------------------
                                                          SUBJECT 1/1 UNITS              700         $555         $0.793
                                                          CURRENT QUOTED RENT
                                                          ESTIMATED MARKET RENT          700         $540         $0.771
                                                          ---------------------------------------------------------------------
===============================================================================================================================

===============================================================================================================================
ONE BEDROOM, ONE BATH, TOWNHOUSE, 818 SQUARE FEET
COMP                                    YEAR              UNIT                                      RENT PER         RENT PER
NO.            NAME                   COMPLETED           TYPE         AMENITIES     SIZE (SF)       UNIT               SF
===============================================================================================================================
1              Chelsea Court            1982              1/1.5 TH     CF, WDC           816         $559            $0.685
1              Chelsea Court            1982              1/1.5 TH     CF, WDC           883         $614            $0.695
2              The Myriad               1982              1/1.5 TH     CF, WDC           816         $625            $0.766
4              Ashton Park              1982              1/1.5 TH     CF, WDC           815         $635            $0.779
4              Ashton Park              1982              1/1.5 TH     CF, WDC           886         $645            $0.728
5              The Gables               1983              1-1 TH       CF, WDC           816         $650            $0.797
5              The Gables               1983              1-1 TH       CF, WDC           870         $680            $0.782
6              Silverado                1979              1-1 TH       CF, WDC           818         $659            $0.806
                                                          ---------------------------------------------------------------------
                                                          Range        Low               815         $559            $0.685
                                                                       High              886         $680            $0.806
                                                                       Average           840         $633            $0.755
                                                          ---------------------------------------------------------------------
                                                          THE SUBJECT 1/1 TH             818         $635            $0.776
                                   QUOTED RATE
                                                          ESTIMATED MARKET RENT          818         $620            $0.758
                                                          ---------------------------------------------------------------------
===============================================================================================================================

                                                  INCOME CAPITALIZATION APPROACH
================================================================================


===============================================================================================================================
                                               RENTAL COMPARISONS CONTINUED
===============================================================================================================================
ONE BEDROOM, ONE BATH, 853 SQUARE FEET
COMP                                     YEAR              UNIT                                     RENT PER         RENT PER
NO.            NAME                   COMPLETED           TYPE         AMENITIES     SIZE (SF)         UNIT             SF
===============================================================================================================================
1              Chelsea Court             1982              2/1         CF, WDC           916         $627            $0.684
1              Chelsea Court             1982              2/1         CF, WDC           933         $637            $0.683
2              The Myriad                1982              2/1         CF, WDC           916         $665            $0.726
2              The Myriad                1982              2/1         CF, WDC           933         $685            $0.734
3              Roseland Place            1982              2/1         CF, WDC           899         $675            $0.751
4              Ashton Park               1982              2/1         CF, WDC           916         $650            $0.710
                                                          ---------------------------------------------------------------------
                                                          Range        Low               899         $627            $0.683
                                                                       High              933         $685            $0.751
                                                                       Average           919         $657            $0.715
                                                          ---------------------------------------------------------------------
                                                          THE SUBJECT 2/1 QUOTED         853         $648            $0.760
                                                          RATE
                                                          ESTIMATED MARKET RENT          853         $640            $0.750
                                                          ---------------------------------------------------------------------

===============================================================================================================================
TWO BEDROOMS, TWO BATHS, 960 SQUARE FEET
COMP                                     YEAR              UNIT                                     RENT PER         RENT PER
NO.            NAME                   COMPLETED           TYPE         AMENITIES     SIZE (SF)         UNIT             SF
===============================================================================================================================
1              Chelsea Court             1982              2/2         CF, WDC           979         $681            $0.696
2              The Myriad                1982              2/2         CF, WDC           979         $735            $0.751
3              Roseland Place            1982              2/2         CF, WDC         1,000         $730            $0.730
4              Ashton Park               1982              2/2         CF, WDC           920         $730            $0.793
5              The Gables                1983              2/2         CF, WDC         1,000         $745            $0.745
6              Silverado                 1979              2/2         CF, WDC           965         $747            $0.774
8              The Crossing              1981              2/2         CF, WDC           941         $660            $0.701
8              The Crossing              1981              2/2         CF, WDC         1,042         $850            $0.816
                                                          ---------------------------------------------------------------------
                                                          Range        Low               920         $660            $0.696
                                                                       High            1,042         $850            $0.816
                                                                       Average           978         $735            $0.751
                                                          ---------------------------------------------------------------------
                                                          THE SUBJECT 2/2 QUOTED         960         $730            $0.760
                                                          RATE
                                                          ESTIMATED MARKET RENT          960         $723            $0.753
                                                          ---------------------------------------------------------------------
===============================================================================================================================

                                                  INCOME CAPITALIZATION APPROACH
================================================================================

Each of the unit types offered by the subject property were compared and analyzed separately to the competition.

Rental One, which was built in 1982, is superior to the subject in general location because of Briar Forest frontage and visibility. It is comparable to the subject in overall condition and actual age. The property is 95 percent leased and offers a similar amenity package as compared to the subject. Rental One provides a higher indication of market rent for the subject due to larger average unit size and larger number of units.

Rental Two is superior in general location because of Enclave Parkway frontage and visibility. It has larger average unit size and smaller number of units as compared to the subject. Rental Two, which is currently 98 percent leased, provides a slightly lower indication of market rent for the subject property.

Rental Three was built in 1982 and is comparable to the subject in terms of general location. Rental Three is currently 95 percent leased with similar construction quality and unit amenities as compared to the subject and a similar average size unit of 726 square feet. The property is larger than the subject in terms of total number of units. Rental Three provides a slightly higher indication of market rent for the subject property.

Rental Four was constructed in 1982 and is located just north of the subject, which is similar in location. The physical features are generally similar to the subject. The average size of the units at 813 square feet is larger than the subject at 713 square feet. Rental Four currently has an occupancy level of 95 percent and provides a slightly lower indication of market rent due to its larger number of units.

Rental Five was built in 1983 and is similar in general location having frontage along Whittington Drive. It is similar overall except for its larger average sized unit at 894 square feet. Rental Five currently has an occupancy level of 98 percent and provides a similar indication of market rent for the subject.

Rental Six was built in 1979 and is comparable to the subject in terms of general location. It is currently 93 percent leased with superior construction quality and unit amenities as compared to the subject and a similar average size unit of 724 square feet. The property is smaller than the subject in terms of total number of units. Rental Three provides a higher indication of market rent for the subject property.

Rental Seven is similar in general location. It has larger average unit size and smaller number of units as compared to the subject. The property does not have two bedroom units and therefore lacks variety. Rental Seven, which is currently 94 percent leased, provides a lower indication of market rent for the subject property.

Rental Eight was built in 1981 and is similar in general location, construction quality and overall condition. It is similar overall in terms of average unit size at 764 square feet and total number of units at 366 units. It currently has an occupancy level of 95 percent and provides a similar indication of market rent for the subject.

The following chart demonstrates the current quoted street rates for the subject's various unit types and our market rental rate forecast.

                                                  INCOME CAPITALIZATION APPROACH
================================================================================

[GRAPHIC OMITTED]


In general, emphasis was placed on the quoted rents of Comparable Eight. Consideration was given to the average rate on a per unit and per square foot basis, and adjustments were made for differences such as size, age and condition, as well as location. We concluded that the current quoted subject rents are slightly higher than the indicated market rent.


ESTIMATE OF POTENTIAL UNIT RENTAL INCOME

The GROSS POTENTIAL rental income for the subject property at projected market rent for all unit types is $231,750 monthly ($0.781/psf) or $2,781,000 ($9.37/psf) on an annualized basis. These figures reflect the subject as if fully occupied and collecting market rent for every unit. For comparative purpose, the actual annualized contract rental income for all occupied units is $0.758 per square foot per month. This 2.94 percent loss to lease factor reflects lease dates of up to a year ago. As noted, market rent in the submarket has risen 6.3 percent over the past year and 8.5 percent over the past six months.

Two of the comparables are offering rental concessions on individual unit types subject to change. Overall, those apartment facilities that have stabilized occupancy levels no longer offer concessions. The subject is currently 95 percent occupied and we forecast stabilization on August 1, 2001.


OTHER INCOME

In addition to rental income, we have combined several miscellaneous sources of income into a category called Other Income. This is a non-rental income category, which typically includes security deposit forfeitures, termination fees, miscellaneous and vending machine

                                                  INCOME CAPITALIZATION APPROACH
================================================================================

revenue, bad check charges, and late charges. The subject had an actual other income expense in 1999 of $165 per unit and $182 per unit in 2000. We have projected Other Income at $180 per unit based on the 2001 budget.


VACANCY AND COLLECTION LOSS

Investors are primarily interested in the cash revenues that an income property is likely to produce annually over a specified period of time rather than what it could produce if it were always 100 percent occupied and all the tenants were actually paying their rent in full and on time. It is normally prudent to expect some income loss either in the form of actual vacancy or in the form of turnover, non-payment, or slow payment of rent by tenants. As of the date of inspection, the property had 397 occupied units including 7 employee units, and 19 vacant units. The rent roll reflects a physical occupancy of 95 percent.

According to our review of the 2nd Quarter 2001 KORPACZ REAL ESTATE INVESTOR SURVEY, national apartment investors forecast a total vacancy level of 3 to 10 percent with an average of approximately 6.0 percent. We forecast a stabilized physical vacancy level 6 percent based on the comparable occupancy range of 93 to 98 percent with an average of 95 percent, less 2 percent considering that occupancy rates normally reach the highest during June and July, with an additional 3.0 percent economic loss factor for collection models, employee units, etc. These assumptions are reasonable based on our review of the available budgetary data from similar quality complexes in the Houston area and based on long-term average occupancy levels among the comparables.


ABSORPTION ANALYSIS

The subject property is currently 95 percent occupied with 397 leased units. A total of 383 occupied units are required for the subject to reach the market supported 92 percent stabilized physical occupancy level. The peak occupancy period is in the summer months as is evident by the subject's 95 percent current occupancy.


RENT CONCESSIONS

As noted previously, concessions are less prevalent in the current market, with only two of the rent comparables offering concessions. Most complexes are phasing out concessions as they reach stabilized occupancy. We forecast no concession in our estimate.


EFFECTIVE GROSS INCOME

This is the level of income generated after considering all sources of revenue, model unit and employee unit costs, as well as vacancy and collection loss. The STABILIZED effective income is estimated at $2,568,679.


OPERATING AND FIXED EXPENSES

We have forecast the subject property's annual operating and fixed expenses after reviewing the operating expenses of similar Class B complexes with which we are familiar. Recent, actual operating information from the subject was also considered. We analyzed each item of expense and attempted to forecast the amount a typical informed investor would consider reasonable.

                                                  INCOME CAPITALIZATION APPROACH
================================================================================

Insert operating income and expense chart

                                                  INCOME CAPITALIZATION APPROACH
================================================================================

DISCUSSION AND CONCLUSIONS

As illustrated in the preceding chart, comparable property expenses were presented on according to the following individual expense categories.


MANAGEMENT

The actual management fee among comparable apartment properties in the Greater Houston area typically ranges from 3 to 4 percent, indicating a median of 3.5 percent of the effective gross income. The actual 2000 expense was 3.8 percent of effective income. Thus, we concluded to a management fee of 3.5 percent of effective gross income based on market average.


GENERAL & ADMINISTRATIVE

This expense category typically includes telephone service, legal services, accounting services, general office expenses, licensing fees, city fees, outside apartment locator fees, and professional services. The expenses comparable indicate general and administrative expenses ranging from $0.27 to $0.49 per square foot. The subject's actual expense in 2000 was $0.25 per square foot and the year to date 2001 expense is annualized at $0.30 per square foot. Giving emphasis to the actual 2000 and annualized 2001 expense levels, we estimated a stabilized figure of $95,000 or $0.32 per square foot.


PAYROLL AND BENEFITS

This expense includes payroll and benefits for all on-site personnel. The expenses comparable range from $0.82 to $1.16 per square foot. The actual 2000 subject expense was $1.21 per square foot and the 2001 expense is annualized at $1.25 per square foot. Emphasizing the actual expenses, we concluded that $1.35 per square foot is a reasonable expense expectation.


REPAIRS AND MAINTENANCE

This category includes those expenses normally incurred for routine maintenance, repair and services of the entire project. The expense comparable range from $0.70 to $1.04 per square foot. The subject's actual 2000 expense was lower at $0.36 per square foot. The annualized 2001 expense of $0.37 per square foot. On a long term basis, the subject should have an average expense level. Based on the range of the comparable and the annualized 2001 level, we estimated this expense at $0.39 per square foot including contract services.


UTILITIES

This expense category typically includes common area electricity, gas, water/sewer services, and trash collection. The subject is individually metered for electricity. The property owner is responsible for the trash, water and sewer service only. The expense comparable ranged from $0.63 to $1.12 per square foot in 2000. The subject had a 2000 expense of $0.59 per square foot. The 2001 annualized expense is $0.61 per square foot and indicative of the recent increase in utility costs. We estimated a stabilized figure of $0.61 per square foot based on actual 2001 expenses.

                                                  INCOME CAPITALIZATION APPROACH
================================================================================

ADVERTISING/PROMOTION

This expense category typically includes such items as signs, newspaper advertising and other media costs. The expenses comparable indicate advertising/promotion expenses ranging from $0.14 to $0.25 per square foot. The actual 2000 expense for the subject was $0.09 and the 2001 annualized expense is $0.05 per square foot. The subject expense should stabilize near market average as occupancy stabilizes. Based on the recent actual expenses, we estimated a stabilized figure of $0.08 per square foot.


REPLACEMENTS

The typical investor makes an allowance for future capital reserves such as exterior painting, roof replacement, parking lot resurfacing and renovation of amenities such as clubhouse and pool. The capital reserves allowance is usually above the net operating income line in the statement of income and expenses

It has become customary for most apartment investors in today's market to include a reserve for unit replacements in their operating expense forecast. Based on our conversations with buyers, sellers, and brokers of this product type, reserves usually range from $150 to $400 per unit. The comparable indicate a range between $176 and $252 per unit. The subject's actual 2000 amount was $71 per unit and the annualized 2001 expense is $100 per unit. Considering the subject's age, condition, amenity package and its unit size, we have estimated this expense at $250 per unit.


REAL ESTATE TAXES

As was discussed within the REAL PROPERTY TAXES AND ASSESSMENTS, our estimate of stabilized (2001) tax liability is $365,000 or $1.23 per square foot. This estimate is based on our analysis as discussed in detail in the Tax Section. The comparables range from $0.50 to $0.95 per square foot. The subject's actual expense in 2000 was reported at $1.15 per square foot.


INSURANCE

The expense comparable range from $0.07 to $0.11 per square foot in actual insurance expense. The subject's actual expense in 2000 was at $0.07 per square foot. The annualized 2001 amount is $0.08 per square foot. We concluded to an insurance expense of $0.08 as a result.


EXPENSE SUMMARY

Our estimate of total expenses including capital reserves for the subject property totals $3,358 per unit, $4.71 per square foot of rentable area, and 54 percent of effective gross income. The expense comparable in our analysis indicate a range of total expenses per square foot of $4.22 to $5.06 per square foot or $3,321 to $4,681 per unit. The subject's actual expense in 2000 was $4.13 per square foot or $2,945 per unit. The annualized 2001 expenses total $4.12 per square foot or $2,938 per unit. Note that our projections include complete reserves while historical levels are not fully inclusive of this. Our total expense ratio projection of 54 percent is with in the range indicated by the sales comparable, which range from 43.8 to 59.6 percent of effective income. Given the data suggested by the

                                                  INCOME CAPITALIZATION APPROACH
================================================================================

expense comparable, our knowledge of operating data of master metered Class B apartment projects, as well as current trends in the property tax expense area, our expense projections are reasonable.


DIRECT CAPITALIZATION

In the direct capitalization method, we estimated the market value by dividing the stabilized net operating income by an overall capitalization rate derived from our analysis of the market sales. This rate is computed by dividing the net operating income from a sold property by its sale price. The overall capitalization rates derived from the improved property sales are summarized as follows.


           ==========================================================
                     SUMMARY OF OVERALL CAPITALIZATION RATES
           ==========================================================
                SALE NO.                CAPITALIZATION RATE
           ==========================================================
                   1                           9.67%
                   2                           9.26%
                   3                           7.97%
                   4                           8.49%
                   5                           8.86%
                   6                           9.49%
           ==========================================================


All of the comparable sales included unit replacements as a part of the annual operating and fixed expenses. As is the case with these sales, more and more investors include unit replacements in their estimate of net operating income which results in a capitalization rate that is a TRUER rate of return. Additional variations in capitalization rates are a function of property specifics, including variances in the age, condition, and quality of each comparable.

The overall capitalization rates of the comparable sales range from 7.97 to 9.67 percent with the mean of 9.06 percent. Sale Six, which is the most recent sale and the most similar sale in terms of location, indicated an actual overall rate of 9.49 percent.

In addition, Cushman & Wakefield Valuation Advisory Services surveyed national real estate investors to determine their investment objectives. Following is a brief review of internal rates of return, overall capitalization rates, and income and expense growth rates considered acceptable by the respondents for Class B leased asset apartments.

                                                  INCOME CAPITALIZATION APPROACH
================================================================================


======================================================================================================================
                                   CUSHMAN & WAKEFIELD VALUATION ADVISORY SERVICES
                         WINTER/SPRING 2001 NATIONAL INVESTOR SURVEY FOR CLASS B APARTMENTS
                                                   (LEASED ASSET)
======================================================================================================================
                                                                         INCOME       EXPENSE GROWTH     PROJECTION
                      GOING IN         TERMINAL           IRR            GROWTH            GROWTH          PERIOD
                   ---------------- ---------------- --------------- ---------------- ---------------- ---------------
                      LOW   HIGH       LOW   HIGH       LOW   HIGH      LOW   HIGH       LOW   HIGH       LOW   HIGH
======================================================================================================================
Mean                  8.8%  9.2%       9.3%  9.3%      11.3%  11.9%     3.0%  3.1%       2.9%  3.0%       7.8%   8.5%
----------------------------------------------------------------------------------------------------------------------
Range                 8.0% 10.5%       8.5% 11.0%      10.2%  14.0%     2.5%  4.0%       2.0%  4.0%       4.0%  10.0%
======================================================================================================================
NO. OF RESPONSES: 12
======================================================================================================================


The preceding table summarizes the investment parameters of some of the most prominent investors currently acquiring similar grade apartment properties in the United States. The investors' going-in overall rates range from 8.0 to 10.5 percent with the average being 8.8 to 9.2 percent. Overall, given that the subject is a Class B project in the West Memorial/Briar Forest submarket and by emphasizing the overall rate of Sale Six, we have concluded to a 9.5 percent overall rate. In summary, the value via the direct capitalization method is calculated as follows:


                 ==============================================
                              DIRECT CAPITALIZATION
                 ==============================================
                 Net Operating Income                $1,171,770

                 Overall Capitalization Rate    divided by 9.5%
                                                ---------------

                 Less: Deferred Maintenance                 -$0

                 Indicated Value                    $12,334,421

                 Rounded to:                        $12,300,000
                 ==============================================


The prospective (stabilized) value via the direct capitalization approach is $12,300,000, rounded.


CASH FLOW ANALYSIS

An electronic spreadsheet program was used to model future income and expenses. Our discounted cash flow analysis is presented in the ADDENDA. In formulating this model, the following assumptions were used:

         o The pro forma is based on an eleven year analysis, with a ten-year holding period. The as-is analysis begins August 2001 on a fiscal year basis.

         o All revenue and expense items have been entered based on our current estimates.

                                                  INCOME CAPITALIZATION APPROACH
================================================================================

         o Based on our future assessment of the rental market, as discussed previously in this report, we have increased rental rates 3.0 percent in Year Two and over the remaining period of analysis. This growth forecast does not attempt to reflect growth rates in any specific year, but rather the long term trend over the analysis period.

         o        Other income is estimated to increase at 3.0 percent per year.

         o Based on the previous discussion, we have projected the subject's economic occupancy to be 91 percent.

         o All of the general operating expenses have been grown at 3.0 percent throughout the holding period.

         o The reversion estimate was based on a resale in the tenth year of the analysis period. It was formulated by applying a 10.5 percent terminal capitalization rate to the eleventh year net operating income and subtracting a 4.0 percent selling cost.


TERMINAL CAPITALIZATION RATE SELECTION

A terminal capitalization rate was used to estimate the market value of the property at the end of the assumed investment holding period. The rate is applied to the eleventh year estimate of net operating income after subtracting unit replacements, but before making deductions for capital reserves. We estimated an appropriate terminal rate based on the indicated capitalization rates of the improved property sales in the market today. As previously depicted in the Sales Comparison Approach, these trailing rates ranged from 7.97 to 9.67 percent, with the mean being 9.06 percent. A premium was added to the current rate to allow for the risk of unforeseen events or trends which might affect our estimate of net operating income during the holding period, including a possible deterioration in market conditions for the property. Investors typically add none or up to 50 to 100 basis points to the GOING-IN rate to arrive at a terminal capitalization rate, according to Cushman & Wakefield's periodic investor surveys.

We have projected a terminal rate of 10.5 percent, which is 100 basis points higher rate than the concluded initial rate. This rate selection falls comfortably within the range of terminal capitalization rates from our Investor Survey results and the sales.


DISCOUNT RATE ANALYSIS

In our valuation, we endeavored to reflect the most likely actions of typical buyers and sellers in this market. We forecasted cash flows and discounted them and the future property value at the time of reversion to a present value at an internal rate of return (yield rate) currently required by investors for real property of a similar quality. The yield rate (internal rate of return or IRR) is the single rate that discounts all future equity benefits (cash flows and equity reversion) to an estimate of net present value.

Cushman & Wakefield Valuation Advisory Services surveyed national real estate investors to determine their investment objectives. The table presented earlier in the Income Capitalization Approach summarizes the investment parameters of some of the most

                                                  INCOME CAPITALIZATION APPROACH
================================================================================

prominent investors currently acquiring high-grade apartment properties in the United States. The entire survey is included in the ADDENDA to this report.

The investors' internal rates of return cited in the survey range from 10.0 to
14.0 percent with the average being 11.3 to 11.9 percent. It is our opinion that a discount rate of 12 percent would be required to attract available capital in the subject's case. This discount rate is consistent with current institutional purchasing parameters for this type of product, considering the subject's overall quality and the concessions that are lingering in the market.


DISCOUNTED CASH FLOW ANALYSIS

Using this 12 percent discount rate, our discounted cash flow models located in the ADDENDA, indicate an as-is value for the subject of $12,400,000, rounded. With regard to the composition of the YIELD OR INTERNAL RATE OF RETURN, as analyzed in the prospective Discounted Cash Flow chart, 61 percent of the subject's ultimate yield is from the cash flows, compared to 39 percent being attributable to the reversion. We are of the opinion that these relationships are generally acceptable in today's investment environment for apartments.


RECONCILIATION OF THE INCOME CAPITALIZATION APPROACH

On an as-is (stabilized) basis, the discounted cash flow method and the direct capitalization method indicate the same value of $12,400,000 for the subject. Both methods are credible for analyzing income producing properties such as the subject. The former technique more accurately reflects the cash flow changes scheduled to transpire. However, most investors in stabilized apartment complexes prefer the direct capitalization technique. Therefore, giving equal emphasis, the value of the subject via the Income Capitalization Approach is estimated at $12,400,000 on an as-is basis.

                                                  INCOME CAPITALIZATION APPROACH
================================================================================

Insert  DCF Analysis

                                         RECONCILIATION AND FINAL VALUE ESTIMATE
================================================================================

The approaches indicated the following AS-IS values:

         INCOME CAPITALIZATION APPROACH:             $12,400,000
         SALES COMPARISON APPROACH:                  $12,600,000


The Cost Approach has not been utilized in this report. The Cost Approach requires an estimation of the cost to reproduce or replace the existing improvements of the property. From this cost new of improvements accrued depreciation from physical, functional and economic sources is deducted to arrive at a cost less depreciation. The estimated land value is then added to arrive at total value. The subjectivity of estimating accrued depreciation of aged existing improvements limits the reliability of this approach. In addition, we know of few investors who utilize replacement cost as the basis for their investment decisions when dealing with similar aged properties such as the subject.

The Sales Comparison Approach consists of the collection and analysis of data relevant to actual sales of properties deemed comparable to the subject property. Properties, which have been sold, are compared to the property under appraisal and adjustments to the sale prices are made based on differences between the subject property and the comparable sales. Adjustments are typically made for location, date of sale, building size, quality of construction and other relevant characteristics.

The Income Capitalization Approach converts anticipated future cash flows into a present value estimate. This method is based on the premise that the motivation for a property purchase is a function of the anticipation of future benefits to be gained from the investment. The potential purchaser, in essence, will trade the purchase price of the property for a projected income stream to be received in the future. Conversion of the anticipated cash flow into a value indication commonly occurs in the form of discounted cash flow analysis or application of a single capitalization rate to a stabilized income estimate. We have applied the direct capitalization and discounted cash flow methods in this appraisal.

These three traditional methods of estimating the market value of commercial real estate are not mutually exclusive approaches to deriving an estimate of most probable selling price, but are inter-dependent methodologies, each relying on components from at least one of the other approaches. Hence, the Cost Approach requires extensive market data to derive estimates of depreciation and to determine the value of land as if vacant. This approach may also require income data in order to make adjustments for functional and economic obsolescence. The Sales Comparison Approach requires application of methods from the Income Capitalization Approach in order to make adjustments for differences in income that have influenced the sale price. Consideration of market data is also required for the Income Capitalization Approach in the selection and application of equity, capitalization and discount rates, and estimation of income and expenses. Consequently, it is our opinion that the purchasers and sellers, at least intuitively, consider components of all three approaches in the process of negotiating an acceptable price for a particular property.

It is the Income Capitalization Approach, however, that is logically considered the most appropriate technique for estimating the value of income-producing property. Not only does this approach represent the most direct and accurate simulation of market behavior, it is the method explicitly employed by buyers and sellers in acquisition and disposition decisions.

                                         RECONCILIATION AND FINAL VALUE ESTIMATE
================================================================================

Therefore, following the implied dictum of the market, we have used an approach based primarily on projected income as the foundation for our valuation of the subject property.

Based on our complete appraisal, as defined by the UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE, we have formed an opinion that the as-is market value of the leased fee estate in the referenced real property, subject to the assumptions, limiting conditions, certifications, and definitions, as of July 20, 2001, was as follows:

                  TWELVE MILLION FOUR HUNDRED THOUSAND DOLLARS

                                   $12,400,000


MARKETING TIME

Marketing time is an estimate of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal. (Marketing time is subsequent to the effective date of the appraisal and exposure time is presumed to precede the effective date of the appraisal.) The estimate of marketing time uses some of the same data analyzed in the process of estimating reasonable exposure time and it is not intended to be a prediction of a date of sale.

Our estimate of an appropriate marketing time for the subject relates to a sale of the property. Based on our investigations with several real estate professionals, with special consideration given to the strengthening of the apartment market throughout the area, we conclude that a marketing period of approximately 12 months would be required in order to sell the property.

It is our opinion that the marketing time for properties like the subject is no more than 12 months. This is based on our conversations with brokers as well as investor/buyers of multi-family development within the area, whom are familiar with this property type. The value is based on the current market conditions. It should not be interpreted that this value estimate represents the final price at which the property might sell throughout the entire marketing period due to uncertain market conditions.

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

"Appraisal" means the appraisal report and opinion of value stated therein, or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Appraisal.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Appraisal.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Appraisal.

The Appraisal has been made subject to the following assumptions and limiting conditions:


1. No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters which are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Appraisal or upon which the Appraisal is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters. Any authorized user of the Appraisal is obligated to bring to the attention of C&W any inaccuracies or errors that it believes are contained in the Appraisal.

3. The opinion of value is only as of the date stated in the Appraisal. Changes since that date in external and market factors or in the Property itself can significantly affect property value.

4. The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Reference to the Appraisal Institute or to the MAI designation is prohibited. Except as may be otherwise stated in the letter of engagement, the Appraisal may not be used by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. No part of the Appraisal shall be conveyed to the public through advertising, or used in any sales or promotional or offering or SEC material without C&W's prior written consent.

     Any authorized user of this Appraisal who provides a copy of this Appraisal to, or permits reliance thereon by, any person or entity not authorized by C&W in writing to use or rely thereon, hereby agrees to indemnify and hold C&W, its affiliates and their respective shareholders, directors, officers and employees, harmless from and against all damages, expenses, claims and costs, including attorneys' fees, incurred in investigating and defending any claim arising from or in any way connected to the use of, or reliance upon, the Appraisal by any such unauthorized person or entity.

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

5. Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

6. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

7. The physical condition of the improvements considered by the Appraisal is based on visual inspection by the Appraiser or other person identified in the Appraisal. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

8. The forecasted potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

9. The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisages for the future in terms of rental rates, expenses, supply and demand.

10. Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

11. Unless otherwise stated in the Appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in arriving at

                                             ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================

     the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the Property. C&W recommends that an expert in this field be employed.

12. If the Appraisal is submitted to a lender or investor with the prior approval of C&W, such party should consider this Appraisal as only one factor together with its independent investment considerations and underwriting criteria, in its overall investment decision. Such lender or investor is specifically cautioned to understand all Extraordinary Assumptions and Hypothetical Conditions and the Assumptions and Limiting Conditions incorporated in this Appraisal.

13. In the event of a claim against C&W or its affiliates or their respective officers or employees or the Appraisers in connection with or in any way relating to relative to the Appraisal or this engagement, the maximum damages recoverable shall be the amount of the monies actually collected by C&W or its affiliates for this Appraisal and under no circumstances shall any claim for consequential damages be made.

14. By use of this Appraisal each party which uses this Appraisal agrees to be bound by all of the Assumptions and Limiting Conditions stated herein.

SPECIAL ASSUMPTIONS

1. We were not provided building plans for the subject improvements. As a result, the number of units and the net rentable area are based on the rent roll as well as the current floor plans and unit sizes furnished by the property management company. Any significant deviation that result in a different unit count or net rentable area could impact the value estimate contained herein.

                                                      CERTIFICATION OF APPRAISAL
================================================================================

We certify that, to the best of our knowledge and belief:

1.   The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and is our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

3. We have no present or prospective interest in the property that is the subject of this report, and no personal interest with respect to the parties involved.

4. We have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

5. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

6. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

8. made a personal inspection of the property that is the subject of this report. Scott M. Rando, MAI, Operating Manager, Valuation Advisory Services, reviewed and approved the report and inspected but did not inspect the property.

9. Heidi Luo provided significant professional assistance to the persons signing this report.

10. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

11. As of the date of this report, Appraisal Institute continuing education for Scott M. Rando is current.


/s/ Scott M. Rando, MAI
------------------------------------
Scott M. Rando, MAI
Operating Manager
State Certified General Appraiser
License No.

                                                                         ADDENDA
================================================================================

Improved Property Sales

Rent Comparables Detailed Sheets and Photos

Subject Data

Flood Map

Insurable value Estimate

Qualifications

                             IMPROVED PROPERTY SALES

================================================================================

                                RENT COMPARABLES

================================================================================

                                  SUBJECT DATA

================================================================================

                                    FLOOD MAP

================================================================================

                            INSURABLE VALUE ESTIMATE

================================================================================

                                                        INSURABLE VALUE ESTIMATE
================================================================================

Insurable Replacement Cost is the current replacement cost of structures, either as proposed in plans and specifications or as existing when physically inspected. NO PERSONAL PROPERTY is included.


Insurable Replacement Cost Includes:

Repair engineering and design fees; permit fees; and contractor's overhead and profit. It excludes costs associated with land acquisition and development; professional fees not directly related to repairs; taxes, financing costs, owner's overhead and profit; loss of income during repairs, chattels not included above; and all other costs not relevant to the repair of insured damages.

NOTE: The Insurable Replacement Cost calculations were based on information taken from the Calculator Cost section of the Marshall Valuation Service, published by Marshall & Swift.


Insurable Replacement Cost Excludes:

Although insurable exclusions are typically a matter of underwriting, the Marshall valuation Service indicates the typical exclusion includes excavation and foundations (3.0 percent of cost), architect's fees (1.90 percent of cost), and below ground piping and mechanical (1.00 percent of cost) for a total deduction of 5.90 percent. This exclusion amount will be considered in the total costs to be shown next.


INSURANCE REPLACEMENT COST CALCULATIONS:

The Walden Pond Apartments

       Estimated GBA of 296,712 Sq. Ft. @ $48.38 PSF            $14,354,927

       Site Improvements                                         $1,100,000

       Indirect Costs @ 12%                                      $1,856,591
                                                                -----------

       Subtotal                                                 $17,309,518

       Less Exclusions              @ 5.90 percent              -$1,021,262
                                                                -----------

       TOTAL                                                    $16,288,257

       ROUNDED                                                  $16,300,000

                                 QUALIFICATIONS

================================================================================

                                                                  QUALIFICATIONS
================================================================================

                                                             SCOTT M. RANDO, MAI

PROFESSIONAL AFFILIATIONS:

         MAI - Member of the Appraisal Institute, 1997 and serves on various local committees State Certified General Real Estate Appraiser in Texas (TX-1322037-G)

         National Council of Real Estate Investment Fiduciaries (NCREIF)-Active Member

         CCIM - Active Member

         National Association of Corporate Owned Real Estate (NACORE) - Active Member


INDUSTRY HISTORY:

         Operating Manager, and Retail Industry Group member Cushman & Wakefield of Texas, Inc., Valuation Advisory Services, Houston, Texas, May 2000 to present

         Senior Manager, Arthur Andersen, LLP, Houston, Texas, January 1998 to May 2000

         Manager, Trahan & Partners, Houston, Texas, 1985 to 1998


APPRAISAL EXPERIENCE:

         General experience includes valuation assignments of the following property types:

         Regional Malls                         Super-regional Malls

         Redevelopment Retail Assets            Specialty Retail

         Power Centers                          Resort and Recreational
                                                Properties

         Discount Centers                       Residential Subdivisions

         Community and Neighborhood Centers     Mixed Use Developments

         Office Buildings                       Apartments

         Major Hotels                           Residential Condominiums

         Commercial Land                        Leasehold/Leased Fee Interests

         Auto Dealerships                       Joint Venture

         Limited Partnership Interests          Other Undivided Interests

         Industrial Facilities                  Special Purpose


EDUCATION:

         Bachelor of Science in Business Administration - Finance, University of Houston, Houston, Texas, 1983

         Appraisal Courses:

         All courses completed for Appraisal Institute MAI designation including Capitalization Theory & Techniques, Appraisal Principals, Case Studies, Appraisal Principles, Report Writing, and Standards of Professional Practice.